Filed Pursuant to Rule 424(b)(3)
Registration No. 333-113759

Prospectus Supplement No. 10
(to Prospectus dated March 31, 2004,
as supplemented by
Prospectus Supplement No. 1 dated May 11, 2004, Prospectus Supplement No. 2 dated May 26, 2004,
Prospectus Supplement No. 3 dated June 18, 2004, Prospectus Supplement No. 4 dated August 12, 2004,
Prospectus Supplement No. 5 dated November 18, 2004, Prospectus Supplement No. 6 dated December 6,
2004, Prospectus Supplement No. 7 dated December 30, 2004, Prospectus Supplement No. 8 dated
February 9, 2005 and Prospectus Supplement No. 9 dated February 17, 2005)

      This Prospectus Supplement No. 10 supplements and amends the Prospectus dated March 31, 2004, as amended and supplemented by Prospectus Supplement No. 1 thereto dated May 11, 2004, Prospectus Supplement No. 2 thereto dated May 26, 2004, Prospectus Supplement No. 3 thereto dated June 18, 2004, Prospectus Supplement No. 4 thereto dated August 12, 2004, Prospectus Supplement No. 5 thereto dated November 18, 2004, Prospectus Supplement No. 6 thereto dated December 6, 2004, Prospectus Supplement No. 7 thereto dated December 30, 2004, Prospectus Supplement No. 8 thereto dated February 9, 2005 and Prospectus Supplement No. 9 thereto dated February 17, 2005 (as so amended and supplemented, the “Prospectus”), relating to the resale of shares of common stock, par value $.01 per share, of Verso Technologies, Inc. You should read this Prospectus Supplement No. 10 in conjunction with the Prospectus.

      Attached hereto and incorporated by reference herein is Verso’s Current Report on Form 8-K filed with the Securities Exchange Commission on March 1, 2005. This Prospectus Supplement No. 10 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained in the Prospectus.

      The Prospectus, together with this Prospectus Supplement No. 10, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to the offers and sales of the Verso common stock offered hereby.

      The Verso common stock is listed on the Nasdaq SmallCap Market under the symbol “VRSO.” The last reported sale price of the Verso common stock as reported on the Nasdaq SmallCap Market on March 7, 2005 was $0.38.

      See the section of the Prospectus titled “Risk Factors” for certain factors relating to an investment in the shares of Verso common stock offered hereby.

      Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the Verso common stock offered hereby or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 10. Any representation to the contrary is a criminal offense.

      The date of this Prospectus Supplement No. 10 is March 14, 2005.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2005 (February 23, 2005)

Verso Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 300, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 589-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX

Item 1.01 Entry into a Material Definitive Agreement.

     On February 23, 2005, Verso Technologies, Inc., a Minnesota corporation (the “Company”), entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among WSECI, Inc., a Delaware corporation formerly known as Jacksonville Technology Associates, Inc. (“WSECI”), and all of the shareholders of WSECI (the “Shareholders”), whereby, subject to the satisfaction or waiver of the terms and conditions set forth therein, the Company will acquire substantially all of the operating assets of WSECI (the “Asset Purchase”) in exchange for (i) 950,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), and (iii) $50,000 in cash, which amount is subject to a dollar-for-dollar reduction to the extent WSECI receives any amounts in respect of its accounts receivable prior to the completion of the Asset Purchase. In connection with the acquisition of the WSECI assets, the Company has paid or will pay on or prior to the completion of the Asset Purchase certain obligations associated with the WSECI business totaling approximately $625,000. Pursuant to the Asset Purchase Agreement, the Company may become obligated to issue to WSECI additional contingent consideration of up to $5.0 million based on the sales of certain WSECI products and services. The initial $500,000 of such contingent consideration may be earned by WSECI based upon specific customer transactions the Company completes with respect to the WSECI assets, and the remaining $4.5 million of the contingent consideration may be earned by WSECI based on the revenue generated from the WSECI assets during the 18-month period following the completion of Asset Purchase, which revenue must equal a minimum of $85.0 million during such period in order for all of such remaining contingent consideration to be earned. The contingent consideration is payable in cash or shares of Common Stock at the election of the Company. The amount of consideration to be paid by the Company pursuant to the Asset Purchase Agreement, including the contingent consideration, was determined as a result of arms’ length negotiations between the Company and WSECI.

     Pursuant to the terms of the Asset Purchase Agreement and in conjunction with the completion of the Asset Purchase, the Company will also enter into a Non-Competition Agreement with WSECI and each of the Shareholders, a Registration Rights Agreement with WSECI and each of the Shareholders, and a Bill of Sale, Assignment and Assumption Agreement.

     Since October 1, 2004, the Company has served as an independent contractor to WSECI and, in connection therewith, performed certain software and product development services for WSECI.

     WSECI is a provider of an internet protocol-based, pre-paid applications platform which enables the deployment of multiple voice and next-generation services to the carrier market.

Item 9.01 Financial Statements and Exhibits.

     (a)– (b) Financial Statements of Business Acquired and Pro Forma Financial Information. None.

     (c) Exhibits.

2

2.1	Asset Purchase Agreement dated as of February 23, 2005 by and among the Company, WSECI and the shareholders of WSECI. (The schedules to the Asset Purchase Agreement have been omitted from this Current Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)

4.1	Form of Registration Rights Agreement to be executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.

99.1	Form of Seller Non-competition Agreement to be executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.

99.2	Form of Bill of Sale, Assignment and Assumption Agreement to be executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement

3

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.
By:	/s/ Juliet M. Reising
Juliet M. Reising, Chief Financial Officer and Executive Vice President

Dated: March 1, 2005

4

EXHIBIT INDEX

2.1	Asset Purchase Agreement dated as of February 23, 2005 by and among the Company, WSECI and the shareholders of WSECI. (The schedules to the Asset Purchase Agreement have been omitted from this Current Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)

4.2	Form of Registration Rights Agreement to be executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.

99.1	Form of Seller Non-competition Agreement to be executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.

99.2	Form of Bill of Sale, Assignment and Assumption Agreement to be executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.

5

Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

JACKSONVILLE TECHNOLOGY ASSOCIATES, INC.
(NOW KNOWN AS WSECI, INC.),

THE SHAREHOLDERS OF JACKSONVILLE TECHNOLOGY ASSOCIATES, INC.
(NOW KNOWN AS WSECI, INC.)

AND

VERSO TECHNOLOGIES, INC.

Dated as of February 23, 2005

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 23, 2005, by and among JACKSONVILLE TECHNOLOGY ASSOCIATES, INC., a Delaware corporation now known as WSECI, Inc. (the “Seller”), and the shareholders of the Seller signatory hereto (each a “Shareholder” and collectively, the “Shareholders”), on the one hand, and VERSO TECHNOLOGIES, INC., a Minnesota corporation (the “Purchaser”), on the other hand. Certain capitalized and other terms used herein are defined in Section 8.3.

RECITALS

     WHEREAS, the Seller is engaged in the Business;

     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Purchased Assets used or held for use in the Business;

     WHEREAS, as a condition to the Closing, the Seller, the Shareholders and the Purchaser will enter into a Seller Non-Competition Agreement substantially in the form attached hereto as Exhibit A (the “Seller Non-Competition Agreement”);

     WHEREAS, as a condition to the Closing, the Seller and the Purchaser will enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”); and

     WHEREAS, the Shareholders have approved and adopted this Agreement and the Related Agreements in all respects and have approved the transactions contemplated hereby and thereby by unanimous written consent in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), with such consent evidenced by each Shareholder’s execution hereof;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE OF THE ASSETS

     SECTION 1.1 Terms of Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, free and clear of any and all Encumbrances (except Permitted Liens), all of the Purchased Assets.

     SECTION 1.2 Purchased Assets. The assets to be conveyed to the Purchaser by the Seller (the “Purchased Assets”) are all of the assets and properties that comprise the Business (excluding the Excluded Assets) including the following:

          (a) All accounts receivable related to the Business and owed to the Seller at the Closing Date and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any person held by the Seller and related to the Business;

          (b) All Leases;

          (c) All Tangible Property and all Inventory;

          (d) All Proprietary Rights, including, without limitation, those identified on Schedule 2.14;

          (e) All right, title and interest of the Seller in, to and under all licenses, permits, orders, certificates or approvals relating to the Business, to the extent assignable;

          (f) All right, title and interest of the Seller in, to and under all contracts, purchase orders and sales orders and all outstanding offers or solicitations made by or to the Seller related to the Business (the “Assumed Contracts”), to the extent assignable; it being understood that Schedule 1.2(f) identifies all such Assumed Contracts;

          (g) All rights, claims, causes of action and choses in action relating to the Business or the Purchased Assets;

          (h) Pre-paid expenses of the Seller relating to the Purchased Assets and the Business as set forth on the Final Closing Statement;

          (i) All books of account, general, financial, accounting and personnel records, files, invoices, customers and suppliers lists and other data owned or used by the Seller relating to the Purchased Assets;

          (j) All cash and cash equivalents relating to the Business;

          (k) The Seller’s tradename and trademarks; and

          (l) All other assets and goodwill and going concern value of the Seller relating to the Business, other than the Excluded Assets.

     SECTION 1.3 Excluded Assets. Assets of the Seller relating to the Business and not being purchased by the Purchaser pursuant to this Agreement shall be referred to herein as the “Excluded Assets” and shall include the following:

          (a) All of the stock record books and minutes books of the Seller and similar corporate records required by law to be retained by the Seller; and

          (b) Such other assets as are set forth on Schedule 1.3(b).

     SECTION 1.4 Obligations and Liabilities Assumed. The Purchaser shall assume the following obligations and liabilities of the Seller (the “Purchased Liabilities”):

          (a) All liabilities accrued on the Final Closing Statement;

          (b) All liabilities identified as “Purchased Liabilities” on Schedule 1.4; and

          (c) All obligations under the Assumed Contracts assigned to the Purchaser pursuant to Section 1.2(f) with respect to periods after the Closing Date.

     SECTION 1.5 Obligations and Liabilities Not Assumed. The Purchaser shall assume no obligations or liabilities of the Seller except as set forth in Section 1.4. The obligations and liabilities not assumed by the Purchaser include, but shall not be limited to, the following (the “Excluded Liabilities”):

          (a) Obligations or liabilities relating to employees or independent contractors or arising under any employee benefit plan or arrangement or any other compensatory contract or agreement for periods prior to the Closing Date;

          (b) Obligations or liabilities for inter-company debt or obligation of the Seller and its Affiliates as it relates to the Seller;

          (c) Obligations or liabilities associated with the Excluded Assets, provided that such liabilities are not included on the Final Closing Statement;

          (d) Obligations or liabilities under the Non-assignable Contracts, except to the extent provided in Section 5.4 hereof;

          (e) All liabilities incurred by the Seller or the Shareholders in connection with this Agreement and the transactions contemplated herein;

          (f) Obligations or liabilities associated with the violation of, or default under or breach of, any contract, lease, agreement or other arrangement, including the Seller Material Contracts, on or before the Closing Date; and

          (g) Obligations or liabilities owed to any Shareholder for any reason whatsoever.

     SECTION 1.6 Purchase Price. The purchase price for the Purchased Assets and assumption of the Purchased Liabilities, will be One Million Dollars ($1,000,000) (the “Purchase Price”) to be paid at the Closing by (i) the issuance to the Seller of shares of the Purchaser’s common stock, $.01 par value per share (the “Purchaser Shares”), having an aggregate value equal to Nine Hundred Fifty Thousand Dollars ($950,000), where the value of such shares is equal to $1.00 per share for purposes of this Section 1.6; and (ii) the payment of cash in the amount of Fifty Thousand Dollars ($50,000); provided, however, the cash amount shall be reduced on a dollar-for-dollar basis to the extent Seller receives any amounts in respect of its accounts receivable prior to the Closing Date. The Seller shall also be entitled to the additional consideration set forth in Sections 1.7 and 1.8, and notwithstanding anything herein to the contrary, the Purchaser may pay such additional consideration payable pursuant to Sections 1.7 and 1.8 in the form of cash in the sole discretion of the Purchaser in lieu of issuing any Purchaser Shares pursuant to such sections.

     SECTION 1.7 Contingent Consideration. In addition to the Purchase Price and subject to the limitation set forth in Section 1.14 below:

          (a) if, during the first nine (9) months following October 1, 2004, the Purchaser recognizes revenue (in accordance with GAAP and the Purchaser’s current revenue recognition policy) equal to or greater than One Million Dollars ($1,000,000) (the “First Period Target Amount”) attributable to sales of the Seller’s equipment, including, but not limited to, hardware and software, or services comprising a portion of the Purchased Assets or which the Purchaser may offer and sell directly as a result of the transactions contemplated hereby (the “Products”) to the Persons identified on Schedule 1.7(a) hereof (the amount of such revenue so recognized by the Purchaser during such nine-month period is referred to herein as the “First Period Revenue Amount”), then the Seller shall be entitled to receive an additional number of Purchaser Shares having an aggregate value of Five Hundred Thousand Dollars ($500,000), which shares shall be valued at fair market value as of the date earned (as determined below) (provided , however, that notwithstanding the foregoing to the contrary, the aggregate value of the Purchaser Shares issuable pursuant to this Section 1.7(a) shall be reduced by $130,879); and

          (b) during the first eighteen (18) months following the Closing, the Seller shall be entitled to receive an additional number of the Purchaser Shares having an aggregate value equal to One Hundred Thousand Dollars ($100,000), which shares shall be valued at the fair market value as of the date earned (as determined below), for each (i) One Million Dollars ($1,000,000) in revenue recognized by the Purchaser (in accordance with GAAP and the Purchaser’s current revenue recognition policy) attributable to sales of the Products to the customers or other Persons set forth on attached Schedule 1.7(b) (the “Existing Customers”) and not used as a basis to earn the consideration set forth in Section 1.7(a), and (ii) Two Million Dollars ($2,000,000) in revenue recognized by the Purchaser (in accordance with GAAP and the Purchaser’s current revenue recognition policy) attributable to the sales of the Products to the customers that are not Existing Customers (“New Customers”) and not used as a basis to earn the consideration set forth in Section 1.7(a); provided, however, that the maximum value of the additional consideration payable pursuant to this Section 1.7(b) shall not exceed Five Hundred Thousand Dollars ($500,000) plus, if (and only if) the First Period Revenue Amount is less than the First Period Target Amount, Five Hundred Thousand Dollars ($500,000).

The Purchaser will issue the Purchaser Shares issuable pursuant to this section 1.7 within thirty (30) business days following the end of the calendar quarter (commencing with the calendar quarter beginning on April 1, 2005) in which they are earned with the value of such Purchaser Shares being issued in respect of such calendar quarter being determined for this purpose by reference to the arithmetic average of the daily closing price per share, rounded to four decimal places, of the Purchaser Shares as reported on The NASDAQ SmallCap Market (or, if the Purchaser Shares are not then reported on the NASDAQ SmallCap Market, then as reported on or by the OTC Bulletin Board or National Quotation Bureau, Inc. or other comparable service (each a “Subsequent Market”)) for each of the ten (10) consecutive trading days ending (and including) the trading day that occurs one trading day prior to (and not including) the last day of such calendar quarter.

     SECTION 1.8 Bonus Consideration. In addition to the Purchase Price and the consideration specified in Section 1.7 above and subject to the limitation set forth in Section 1.14 below, if the Seller is entitled to receive Purchaser Shares having an aggregate value of One Million Dollars ($1,000,000) pursuant to Section 1.7 above, then during the first eighteen (18) months following the Closing, the Seller shall also be entitled to receive an additional number of the Purchaser Shares having an aggregate value equal to Fifty Thousand Dollars ($50,000), which shares shall be valued at the fair market value as of the date earned (as determined below), for each (a) One Million Dollars ($1,000,000) in revenue recognized by the Purchaser (in accordance with GAAP and the Purchaser’s current revenue recognition policy) attributable to sales of the Products to Existing Customers and not used as a basis to earn the consideration set forth in Section 1.7 above, and (b) Two Million Dollars ($2,000,000) in revenue recognized by the Purchaser (in accordance with GAAP and the Purchaser’s current revenue recognition policy) attributable to sales of the Products to New Customers and not used as a basis to earn the consideration set forth in Section 1.7 above; provided, however, that the maximum value of the additional consideration payable pursuant to this Section 1.8 shall not exceed Four Million Dollars ($4,000,000). The Purchaser will issue the Purchaser Shares issuable pursuant to this section within thirty (30) business days following the end of the calendar quarter in which they are earned with the value of such Purchaser Shares being issued in respect of such calendar quarter being determined for this purpose by reference to the arithmetic average of the daily closing price per share, rounded to four decimal places, of the Purchaser Shares as reported on The NASDAQ SmallCap Market (or, if the Purchaser Shares are not reported on the NASDAQ SmallCap Market, then as reported on a Subsequent Market) for each of the ten (10) consecutive trading days ending (and including) the trading day that occurs one trading day prior to (and not including) the last day of such calendar quarter.

     SECTION 1.9 Inclusion of Certain Revenue and Limitation. Notwithstanding anything in Sections 1.7(b) and 1.8 to the contrary, the Purchaser will take into account, in determining the rights of the Seller to receive the additional consideration set forth in such sections, the revenue attributable to transactions during the 18-month period following the Closing for which (a) a binding agreement has been entered into by the Purchaser and the customer and (b) the customer’s financing is approved and verified by the Purchaser, provided that no Purchaser Shares shall be deemed earned in respect of such revenue unless and until it is, in fact, recognized by the Purchaser (in accordance with GAAP and the Purchaser’s current revenue recognition policy) prior to the end of the 24-month period following the Closing. For purposes of Sections 1.7 and 1.8 above, the Purchaser will use its reasonable best efforts to recognize the revenue that gives rise to the payment of any additional consideration in connection with the matters contemplated by such sections at the earliest date permitted by GAAP and the Purchaser’s current revenue recognition policy. In addition, notwithstanding anything in Sections 1.7 and 1.8 to the contrary, no sale of the Products shall be taken into account for purposes of Sections 1.7 and 1.8 above if the gross margin relating to such sale is less than 50%; provided, however, that for purposes of Section 1.7(a) above, the gross margin for the sales of the Products to the Persons identified on Schedule 1.7(a) hereof shall be calculated on a combined basis; and for purposes of Section 1.7(a) above and notwithstanding any statement contained or referenced herein otherwise relating to the Purchaser’s revenue recognition policy, the Purchaser will include for purposes of determining the First Period Revenue Amount the revenue attributable to up to one year of maintenance services to be provided to the Persons identified on Schedule 1.7(a) hereof at the same time that the Purchaser recognizes the revenue attributable to the product sales to the Persons identified on Schedule 1.7(a).

     SECTION 1.10 Allocation and Sales Tax. The Purchase Price shall be allocated among the Purchased Assets as determined by the Purchaser, which determination shall be reasonably acceptable to the Seller (the “Allocation”). The Purchaser shall deliver the Allocation to the Seller no later than sixty (60) days after the Closing Date. The Seller and the Purchaser shall use the Allocation for all reporting purposes having to do with federal, state and local income and franchise Taxes. The Seller and the Purchaser will timely file any forms required to be filed under Section 1060 of the Code and any corresponding provision of state or local tax law. In addition, the Seller and the Purchaser each agree (a) to file all Returns and determine all Taxes (including, without limitation, for purposes of Section 1060 of the Code) in accordance with and based upon the Allocation and (b) not to take any position inconsistent with such Allocation in any audit or judicial or administrative proceeding or otherwise. The Seller and the Purchaser shall cooperate in preparing and filing sales and use Returns, if required, relating to the sale and purchase of the Purchased Assets. The Seller agrees to pay all sales and use Taxes, if any, relating to the sale and purchase of the Purchased Assets.

     SECTION 1.11 Final Closing Statement.

          (a) As promptly as possible after the Closing Date, but no later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a balance sheet of the Business as of the Closing Date (the “Final Closing Statement”), which will eliminate the Excluded Assets and the Excluded Liabilities. The Seller shall, and shall cause its independent accountants to, cooperate and assist, to the extent requested by the Purchaser and/or its independent accountants, in the preparation of the Final Closing Statement, including, without limitation, by making available to the extent necessary books, records, work papers and personnel.

          (b) The Seller and its independent certified public accountants may review the Final Closing Statement and may make inquiry of the representatives of the Purchaser’s accountants and the Purchaser. The Final Closing Statement shall be binding and conclusive upon, and deemed accepted by, the Seller unless the Seller shall have notified the Purchaser in writing thirty (30) days after receipt the Final Closing Statement of any objections thereto. A notice under this Section 1.11(b) shall specify, in reasonable detail, the items calculation that are being disputed, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered by the Purchaser.

          (c) At the request of either party, any dispute between the parties relating to the Final Closing Statement that cannot be resolved by them within thirty (30) days after receipt of notice of any objections to such calculation pursuant to Section 1.11(b) shall be referred to the Disputes Auditor for decision, which decision shall be final and binding on both parties. In making such decision, the Disputes Auditor shall consider only those items or amounts as to which the Seller has disagreed. The parties agree that they will request that the Disputes Auditor render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. The fee of the Disputes Auditor for, and relating to, the making of any such decision shall be borne by the parties equally.

          (d) The Final Closing Statement shall become binding on both parties upon the earliest of (i) the expiration of the period within which the Seller may notify the Purchaser of any objections thereto pursuant to Section 1.11(b) if no notice of objection has been given, (ii) agreement by the Seller and the Purchaser that the Final Closing Statement, together with any modifications thereto agreed by the Seller and the Purchaser, shall be final and binding and (iii) the date on which the Disputes Auditor shall issue its decision with respect to any dispute relating thereto.

     SECTION 1.12 Audit of Calculation of Contingent and Bonus Consideration.

          (a) No later than the date upon which the Purchaser is obligated to issue Purchaser Shares pursuant to Sections 1.7 or 1.8 (or would be obligated to issue such shares if such shares had been earned pursuant to Sections 1.7 or 1.8), the Purchaser shall provide to the Seller a statement setting forth the Purchaser’s calculation of the number of Purchaser Shares earned by the Seller pursuant to Sections 1.7 and 1.8, if any, during the proceeding calendar quarter, which statement shall include the items, amounts and information used by the Purchaser in making such calculation (the “Statement of Contingent and Bonus Consideration”). Notwithstanding anything to the contrary in Sections 1.7 or 1.8, on the date the Purchaser may be obligated to issue Purchaser Shares pursuant to Sections 1.7 or 1.8, the Purchaser shall be obligated to issue only such number of Purchaser Shares as calculated on the Statement of Contingent and Bonus Consideration delivered on such date.

          (b) The Seller and its independent certified public accountants may review the Statement of Contingent and Bonus Consideration and may make inquiry of the representatives of the Purchaser’s accountants and the Purchaser. The calculation of the number of Purchaser Shares earned by the Seller as set forth in the Statement of Contingent and Bonus Consideration shall be binding and conclusive upon, and deemed accepted by, the Seller unless the Seller shall have notified the Purchaser in writing thirty (30) days after receipt of the Statement of Contingent and Bonus Consideration of any objections to the calculation set forth therein. A notice under this Section 1.12(b) shall specify, in reasonable detail, the items, amounts and information set forth in the Statement of Contingent and Bonus Consideration that is being disputed, and the Seller shall be deemed to have agreed with all other items, amounts and information contained in the Statement of Contingent and Bonus Consideration delivered by the Purchaser.

          (c) At the request of either party, any dispute between the parties relating to the calculation of the number of Purchaser Shares earned by the Seller as set forth in Statement of Contingent and Bonus Consideration that cannot be resolved by them within thirty (30) days after receipt of notice of any objections to such calculation pursuant to Section 1.12(b) shall be referred to the Disputes Auditor for decision, which decision shall be final and binding on both parties. In making such decision, the Disputes Auditor shall consider only those items, amounts or information in the calculation of the number of Purchaser Shares earned by the Seller as set forth in the Statement of Contingent and Bonus Consideration as to which the Seller has disagreed. The parties agree that they will request that the Disputes Auditor render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. The fee of the Disputes Auditor for, and relating to, the making of any such decision shall be borne by the parties equally.

          (d) The calculation of the number of Purchaser Shares earned by the Seller as set forth in the Statement of Contingent and Bonus Consideration shall become binding on both parties upon the earliest of (i) the expiration of the period within which the Seller may notify the Purchaser of any objections to the calculation of the number of Purchaser Shares earned by the Seller as set forth in the Statement of Contingent and Bonus Consideration pursuant to Section 1.12(b) if no notice of objection has been given, (ii) agreement by the Seller and the Purchaser that the calculation of the number of Purchaser Shares earned by the Seller as set forth in the Statement of Contingent and Bonus Consideration, together with any modifications thereto agreed by the Seller and the Purchaser, shall be final and binding and (iii) the date on which the Disputes Auditor shall issue its decision with respect to any dispute relating to such calculation. Promptly, but in no event more than five (5) business days, after the date on which the calculation of the number of Purchaser Shares earned by the Seller becomes binding on the Purchaser and the Seller pursuant to this Section 1.12(d), the Purchaser shall issue such additional Purchaser Shares that have been earned by the Seller in accordance with such binding calculation but which shares have not yet been issued.

     SECTION 1.13 The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place (a) at the offices of Rogers & Hardin LLP, as soon as practicable on the date on which all the conditions to the parties’ obligations specified in Article VI have been fulfilled or waived or (b) at such other place, date and/or time as the parties may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

     SECTION 1.14 Share Cap. Notwithstanding anything herein to the contrary, in no event shall Purchaser be obligated to issue more than an aggregate of 13,177,301 Purchaser Shares pursuant to the terms of this Agreement.

ARTICLE II REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE SHAREHOLDERS

     Except as set forth in the disclosure schedules delivered by the Seller to the Purchaser concurrently with the execution of this Agreement (the “Seller Disclosure Schedules”), which shall identify each exception by reference to the specific Section to which such exception applies, the Seller and the Shareholders jointly and severally hereby represent and warrant to the Purchaser that:

     SECTION 2.1 Organization and Qualification; Subsidiaries; Capitalization. The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Other than as set forth on Schedule 2.1, the Seller has no Subsidiaries and does not own, either directly or indirectly, any equity interest in any corporation, partnership, limited liability company or other entity. The Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character of its properties owned or leased or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the authorized capital stock of the Seller consists of 2,440,000 shares of common stock, par value $0.001 per share (“Seller Common Stock”), of which as of the date hereof, 2,440,000 shares are issued and outstanding (none of which are treasury shares). Schedule 2.1 identifies the name of each Shareholder and the number of shares of Seller Common Stock held by each Shareholder as of the date hereof. Other than as set forth on Schedule 2.1, no Person owns of record any shares of Seller Common Stock or any other capital stock of Seller.

     SECTION 2.2 Articles of Incorporation and Bylaws. The Seller has heretofore furnished to the Purchaser complete and correct copies of the Seller’s Articles of

Incorporation and Bylaws, in each case as amended or restated (collectively, the “Organizational Documents”), which are in full force and effect on the date hereof. The Seller is not in violation of any of the provisions of any of the Organizational Documents.

     SECTION 2.3 Authority; Approval.

          (a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. At the time of the Closing, the execution and delivery of this Agreement and the Related Agreements by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby will have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements (as applicable) by the other parties thereto, constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

          (b) Each of the Shareholders understands, acknowledges and agrees that this Agreement, when executed by each of the Shareholders, shall evidence the Shareholders’ approval and adoption of this Agreement and the Related Agreements in all respects and the Shareholders’ approval of the transactions contemplated hereby and thereby by unanimous written consent of the Shareholders in accordance with Section 228 of the DGCL, and that no further action by the Shareholders is required in order for the Seller to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.

     SECTION 2.4 No Conflict.

          (a) The execution and delivery of this Agreement and the Related Agreements by the Seller do not, and the consummation and performance by the Seller of this Agreement, the Related Agreements and any other transaction contemplated hereby and thereby will not, (i) conflict with or violate the Organizational Documents, (ii) conflict with or violate any Laws applicable to the Seller or by which any of its properties or assets is bound or affected, or (iii) except as set forth on Schedule 2.4, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Seller, in each case pursuant to any note, bond, mortgage, indenture, contract, agreement (including, without limitation, any Seller Material Contract), lease, license, permit, franchise or other instrument or obligation to which the Seller is a party or by which the Seller or any of its properties or assets is bound or affected.

          (b) Assuming the accuracy of the Purchaser’s representations and warranties as contained in this Agreement, the execution and delivery of this Agreement and the Related Agreements by the Seller do not, and the consummation and performance by the Seller of this Agreement, the Related Agreements and any other transaction contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, (i) any Governmental Entities (including, without limitation, the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) or (ii) any third Person, other than (x) any such consents, approvals, authorizations or permits that have been obtained or such filings or notifications that have been made and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent or delay consummation of the transactions contemplated in this Agreement or the Related Agreements, or otherwise, either individually or in the aggregate, prevent the Seller from materially performing its obligations under this Agreement or the Related Agreements, or have a Material Adverse Effect or (z) as set forth on Schedule 2.4.

          (c) This Agreement and each of the Related Agreements to which the Shareholders are a party have been (or will be when so executed in accordance with this Agreement) duly and validly executed and delivered by the Shareholders (or the Shareholders party thereto, as applicable) and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements (as applicable) by the other parties thereto, constitute legal, valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     SECTION 2.5 Permits; Compliance. The Seller is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Seller Permits”), except where the failure to obtain any such Seller Permit could not reasonably be expected to cause individually, or in the aggregate with other such failures, a Material Adverse Effect, and there is no action, proceeding or investigation pending or, to the Knowledge of the Seller, threatened regarding impairment, suspension, limitation, revocation, termination or cancellation of any of the Seller Permits. Except as set forth on Schedule 2.5, the Seller is in compliance with or has complied with (a) each Law applicable to the Seller or by which any of its properties or assets is bound or affected and (b) each of the Seller Permits, except to the extent that any failure to so comply would be reasonably expected to have a Material Adverse Effect. The Seller has not received from any Governmental Entity any notification or any other inquiries with respect to the possible failure of the Seller to be in compliance with any Law applicable to the Seller.

     SECTION 2.6 Reports; Financial Statements, Books of Account.

          (a) The Seller has delivered to the Purchaser and attached as part of Schedule 2.6 true and correct copies of the compiled balance sheets of the Seller as of December 31, 2003 and July 31, 2004, and compiled statements of income for the twelve month period ended December 31, 2003 and the seven month period ended July 31, 2004 (all such financial statements being referred to herein collectively as the “Seller Financial Statements”). Each such balance sheet presents the financial condition, assets and liabilities, and shareholders’ equity of the Seller as of its date and each such statement of income presents the results of the business of the Seller for the period indicated. With respect to the compiled statements, except for the absence of notes to the compiled statements, the Seller Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and are in accordance with the books and records of the Seller.

          (b) Except as set forth on Schedule 2.6, the books, records and accounts of the Seller accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Seller. The Seller maintains a system of internal accounting control sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization.

     SECTION 2.7 Absence of Certain Changes or Events. Except as disclosed in the Seller Financial Statements or on Schedule 2.7, and except as otherwise specifically contemplated by this Agreement, (a) since December 31, 2003, the Seller has conducted its business only in the ordinary course and in a manner consistent with past practice and (b) since December 31, 2003, there has not been:

          (i) any material damage, destruction or loss (not covered by insurance) with respect to any material asset of the Seller relating to the Business;

          (ii) any change by the Seller in its accounting methods, principles or practices, or any changes in depreciation or amortization policies or rates adopted by it;

          (iii) (A) any declaration, setting aside or payment of any dividends or other distribution (whether in cash, stock or property) in respect of the capital stock of the Seller, (B) any direct or indirect redemption, purchase, retirement or other acquisition by the Seller of any capital stock of the Seller or other securities convertible into, exchangeable for or conferring the right to purchase capital stock of the Seller (or any agreement, arrangement or other understanding to do the same), or (C) any issuance, pledge or sale of any capital stock of the Seller, or any other securities convertible into or exchangeable for or conferring the right to purchase capital stock of the Seller (or any agreement, arrangement or other understanding to do the same);

          (iv) any termination or failure to renew, or any threat (that was not subsequently withdrawn) to terminate or fail to renew, any Seller Material Contract;

          (v) any material change to any of the business, operations or policies of the Seller, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or other product acquisition policies;

          (vi) any loan or advance by the Seller to any of its shareholders, officers, directors, consultants or employees or other representatives except for travel and entertainment and moving expense advances made to employees in the ordinary course of business consistent with past practice (in amount and kind) or any loan or advance otherwise than in the ordinary course of business consistent with past practice (in amount and kind);

          (vii) except for inventory or equipment in the ordinary course of business, any sale, abandonment, transfer, lease, license or any other disposition of any properties or assets of the Seller or acquisition of any capital stock or business of any other person (or any reaching of an agreement, arrangement or understanding to do the same);

          (viii) (A) any incurrence of indebtedness or assumption, guarantee or other responsibility for the debts of any other Person (other than check-clearing endorsements made in the ordinary course of business), (B) any loans, advances or capital contributions to or investments in any other Person (other than advances against commissions and advances of expenses to sales personnel in the normal course of business), or (C) any grant of any security interest or creation or modification of any Encumbrances on any of its properties or assets, other than in respect of Permitted Liens;

          (ix) any modification, amendment, termination, transfer or waiver of any material right under any contract or other agreement of the type required to be set forth on any Schedule hereto, or any agreement, arrangement or other understanding to do any of the foregoing, or any permitted lapse of any rights to the use of any Proprietary Rights or any sale, assignment, license, transfer or other disposition of any rights thereto, in each case except in the ordinary course of business consistent with past practice; or

          (x) any agreement, arrangement or other understanding to do, cause or suffer any of the foregoing.

     SECTION 2.8 Absence of Litigation. Except as disclosed on Schedule 2.8, there is no Litigation pending or, to the Knowledge of the Seller, threatened against, directly affecting or directly involving the Seller or any of its properties or rights, or which seeks to prevent or challenge the transactions contemplated hereby. The Seller is not subject to any continuing Orders, including, without limitation, cease-and-desist or other orders.

     SECTION 2.9 Material Contracts; No Default.

               (a) Except as otherwise identified on Schedule 2.9(a) (such contracts and agreements as are required to be set forth on Schedule 2.9(a), together with the leases with respect to the Leased Real Property (the “Leases”), being referred to herein, collectively, as the “Seller Material Contracts”) and except for the Leases, and except for contracts that the Seller has substantially performed all of its obligations with respect to, the Seller is not, as of the date of this Agreement, a party to or bound by any of the following contracts, agreements, commitments, or instruments, whether oral or written, binding upon and relating to the Business:

               (i) employment, commission or consulting agreements (other than any such agreement that is “at will” and the termination of which would not result in any severance, penalty or similar payment being owed by the Seller);

               (ii) collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees;

               (iii) contracts or agreements limiting the right of the Seller (A) to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Seller or (B) to solicit any customer or client;

               (iv) indemnity or guaranty arrangements, business acquisition agreements, licenses, nondisclosure agreements (other than licenses of rights to software and nondisclosure agreements entered into with customers in the ordinary course of business), and joint-venture agreements;

               (v) agreements or contracts with any officer, director or employee of the Seller, other than employment, commission and consulting agreements covered by clause (i) above and other than confidentiality and nondisclosure agreements in favor of the Seller, copies of which have been provided to the Purchaser;

               (vi) (A) leases or similar agreements under which (x) the Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or (y) the Seller is a lessor or sublessor of, or makes available for use by any third person, any tangible personal property owned or leased by the Seller, or (B) continuing contracts for the future purchase of materials, supplies or equipment;

               (vii) except for licenses of software generally commercially available on a “shrink wrap” or similar basis, material licenses or other agreements relating in whole or in part to any Proprietary Rights (including any material license or other material agreement under which the Seller has the right to use any of the same owned or held by any third Person) (with respect to license agreements where the Seller is the licensee, Schedule 2.9(a) sets forth the minimum guarantees thereunder, together with performance to the date set forth thereon with respect to such guarantees);

               (viii) agreements or contracts under which the Seller has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed the indebtedness, liabilities or obligations of others (other than (A) check-clearing endorsements made in the ordinary course of business, (B) accounts receivable and accounts payable generated in the ordinary course of business, and (C) travel and similar expense advances to employees in the ordinary course of business and immaterial in amount);

               (ix) mortgages, pledges, security agreements, deeds of trust or other documents granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) with respect to any property;

               (x) contracts or commitments affecting ownership of, title to, use of, or any interest in real estate (other than the Leases);

               (xi) contracts or commitments, whether or not in the ordinary course of business, which involve future payments, performance of services or delivery of goods and/or materials, to or by the Seller of an aggregate amount or value in excess of $25,000;

               (xii) other agreements, contracts, leases, licenses, commitments, arrangements or instruments to which the Seller is a party or by or to which the Seller or any of its assets or business is bound or subject which has an aggregate future liability (as to such contract or commitment individually) as of the date hereof in excess of $25,000;

               (xiii) contracts or commitments with distributors, sales representatives and other third parties providing sales and promotional services with respect to the Seller’s products; or

               (xiv) any other contract which, if terminated or breached, or if the Seller otherwise loses the benefits thereof, would result in a Material Adverse Effect.

          (b) Each Seller Material Contract is in full force and effect and is a legal, valid and binding contract or agreement of the Seller, and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Seller or, to the Knowledge of the Seller, any other party, in the timely performance of any obligation to be performed or paid under any of the Seller Material Contracts. No notice has been received by the Seller of any default under or termination of any Seller Material Contract which has not been cured as of the date hereof or that cannot be promptly cured without the payment of any material sums with respect thereto. The Seller has either delivered or made available to the Purchaser true, complete and correct copies of all Seller Material Contracts or, in the case of oral Seller Material Contracts, true, complete and correct summaries thereof.

     SECTION 2.10 Customers, Distributors, Etc.

          (a) During the last twelve (12) months, no Significant Relationship has (i) canceled or otherwise terminated, or, to the Knowledge of the Seller, threatened to cancel or otherwise terminate, its relationship with the Seller, or (ii) materially changed, or, to the Knowledge of the Seller, requested a material adverse change in, the price or quantity of the products or services sold or provided by or to the Seller; provided, however, that the substantial completion of a project for any such customer shall not be considered a material change. “Significant Relationship” shall mean any customer of the Seller or distributor, sales representative or other third party providing sales or promotional services to the Seller that accounted for aggregate revenues of the Seller in excess of Twenty-five Thousand Dollars ($25,000) during the most recent twelve (12) calendar months. Schedule 2.10(a) sets forth the name of each Significant Relationship and the percentage of the Seller’s aggregate revenues from such Significant Relationship.

          (b) As it relates to the Business, Schedule 2.10(b) sets forth the names of all independent contractors, distributors, agents and brokers that are entitled to receive from the Seller aggregate compensation of more than $10,000 as a result of performance during either the current fiscal year or the fiscal year ended December 31, 2003 and sets forth the amount of such compensation (expressed as a percentage of sales or otherwise) which each such independent contractor, distributor, agent or broker is entitled to or received and the date of termination of the contract, agreement or other arrangement so entitling such independent contractor, distributor, agent or broker to such compensation.

          (c) As it relates to the Business, Schedule 2.10(c) lists each outstanding commitment or promise by the Seller to a Significant Relationship to repair or de-bug any software installed by the Seller prior to the date hereof or to otherwise provide warranty or similar benefits with respect to such software where the value of such services and/or warranty benefits is reasonably expected to exceed $10,000 and where the full cost of such services and/or warranty benefits is not paid for by such Significant Relationship. Such list shall be organized by Significant Relationship and shall include a reasonably detailed description of the circumstances giving rise to the commitment or promise.

     SECTION 2.11 Employee Benefit Plans; Labor Matters.

          (a) Schedule 2.11(a) contains a true and complete list of (i) each employee benefit or compensation plan, program, arrangement or contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which is now or within the last three years has been sponsored, maintained, contributed to, or required to be contributed to by the Seller or any ERISA Affiliate or as to which any of the foregoing has or may have any material liability, contingent or otherwise (each a “Seller Employee Plan”) and (ii) each management, employment, severance, consulting, non-compete, confidentiality or similar agreement or contract (other than the standard Seller confidentiality and nondisclosure agreements) currently in effect between the Seller and any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Seller (each an “Employee”) (each such agreement an “Employee Agreement”). Neither the Seller nor any ERISA Affiliate has any plan or commitment to establish any new Seller Employee Plan, to modify any Seller Employee Plan (except as required by law or to retain the tax qualified status of such Seller Employee Plan), or to enter into or modify any Employee Agreement, except as set forth on Schedule 2.11(a). For purposes of this Agreement, “ERISA Affiliate” means any business or entity which is a member of a “controlled group of corporations” under “common control” or an “affiliated service group” with the Seller within the meaning of any of Sections 414(b), (c), or (m) of the Code, or required to be aggregated with the Seller under Section 414(o) of the Code or is under “common control” with the Seller within the meaning of Section 4001(a)(14) of ERISA.

          (b) The Seller has made available to the Purchaser (i) true and complete copies of (or otherwise provided access to) all documents embodying or directly relating to each Seller Employee Plan currently in effect and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Seller Employee Plan and trust currently in effect; (iii) the most recent determination letter received from the Internal Revenue Service (the “IRS”), if any, for each Seller Employee Plan and trust currently in effect; and (iv) the most recent summary plan description together with the most recent summary of material modifications required under ERISA with respect to each Seller Employee Plan and all material communications to any Employee relating to each Seller Employee Plan and any proposed Seller Employee Plan.

          (c) (i) The Seller has performed all material obligations required to be performed under each Seller Employee Plan, and, to the Knowledge of the Seller, each Seller Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code; (ii) to the Knowledge of the Seller, each Seller Employee Plan intended to qualify under Section 401 of the Code is, and since its inception has been so qualified, and each trust forming a part of any such Seller Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Seller Employee Plan; (iv) there are no material actions, suits or claims pending or, to the Knowledge of the Seller, threatened (other than routine claims for benefits) against the Seller with respect to any Seller Employee Plan or against any Seller Employee Plan, or against the assets of any Seller Employee Plan; (v) no action or failure to act and no transaction or holding of assets by, or with respect to, any Seller Employee Plan has or, to the Knowledge of the Seller, may subject the Seller, any fiduciary or other “plan official” (within the meaning of Section 412 of ERISA) to any tax, penalty, liability or other disability, whether by way of indemnity or otherwise; and (vi) each Seller Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date, without liability to the Seller, the Purchaser or any of their respective Affiliates.

          (d) Neither the Seller nor an ERISA Affiliate presently maintains nor in the past has maintained a “defined benefit plan,” as defined in Section 3(35) of ERISA.

          (e) At no time since the Seller’s inception has the Seller or an ERISA Affiliate been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any “multiemployer plan,” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          (f) Except as set forth on Schedule 2.11(f), the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events constitute an event under any Seller Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (g) The Seller is not presently and since the Seller’s inception has not been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees. There are no pending or, to the knowledge of the Seller, threatened representation questions respecting the Employees. The Seller is neither involved in nor, to the Knowledge of the Seller, threatened with, any labor dispute, arbitration or lawsuit that is material in nature and relates to labor and employment matters involving Employees. There are no pending or, to the Knowledge of the Seller, threatened labor organizing activities, whether within or without the United States.

          (h) The Seller does not maintain or contribute to any Seller Employee Plan which provides, or has any liability to provide, life insurance, medical or other welfare benefits to any Employee(s) upon their retirement or termination of employment, except as may be required by law, and the Seller has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with such benefits upon their retirement or termination of employment.

          (i) The Seller is in compliance in all material respects with all material applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding, including, without limitation, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and payment of all required amounts (including, without limitation, income and employment taxes).

          (j) The Seller does not have any material liability (and to the Knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any material liability) arising out of any discrimination against or harassment of employees or prospective employees based on race, sex, religion, ethnicity, sexual preference or handicap or other physical or mental impairment or disability.

     SECTION 2.12 Tax Matters. Except as set forth on Schedule 2.12:

          (a) At all times since inception through the Closing Date, the Seller had in effect a valid election to be treated as a Subchapter S corporation for purposes of the Code and any corresponding provision of state income or franchise tax law. The Seller has (i) filed in accordance with all applicable laws when due all Returns required to be filed by it, (ii) paid all Taxes shown to have become due pursuant to such Returns, and (iii) paid all Taxes (other than those being contested in good faith) for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable. All Returns filed by the Seller with respect to Taxes are true, complete and correct, in all material respects. The accruals for Taxes set forth on the most recent balance sheet included in the Seller Financial Statements fully cover all known or contingent liabilities for Taxes through the date thereof. The accruals for deferred Tax liability on such Seller Financial Statements are adequate under GAAP to cover liability for deferred Taxes through the Closing Date.

          (b) Complete copies of all federal, state, local and foreign income Tax and other Returns, including amended Returns, of the Seller, that have been filed with respect to taxable periods beginning on and after the date of the Seller’s inception through the date hereof, have been delivered or made available to the Purchaser prior to the date hereof. Prior to the date hereof, the Seller has provided to the Purchaser copies of all revenue agents’ reports and other written assertions by governmental authorities of deficiencies or other liabilities for Taxes of the Seller with respect to past periods for which the limitations period has not run, and each of such items have been set forth on Schedule 2.12.

          (c) (i) There is no action, suit, proceeding, investigation, audit, claim or assessment pending or, to the Knowledge of the Seller, proposed with respect to any liability for Tax that relates to the Seller; (ii) all amounts required to be collected or withheld by the Seller with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted; (iii) no extension of time within which to file any Return that relates to the Seller has been requested, which Return has not since been filed, except that the 2003 return is on extension and has not been filed; (iv) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return that relates to the Seller which remain in effect; (v) there are no tax rulings, requests for rulings, or closing agreements to which the Seller is a party or is subject which could affect its liability for Taxes for any period after the Closing; (vi) no power of attorney has been granted by the Seller with respect to any matter relating to Taxes of the Seller which is currently in force; (vii) the Seller has not filed a consent under former Section 341(f)(2) of the Code or any comparable provision of state revenue statutes; (viii) the Seller has made all payments of estimated Taxes (if any) required to be made under Section 6655 of the Code and any comparable provisions of state, local or foreign law; (ix) any adjustment of Taxes of the Seller made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid; (x) the Seller has not at any time been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) or combined or unitary group other than the group of which the Seller is the common parent; (xi) the Seller is not and has not been a party to any tax sharing agreement (including any agreement or arrangement regarding Taxes with respect to any entity that has been sold or disposed of by the Seller); and (xii) there are no tax liens on any assets of the Seller other than liens for Taxes not yet due and payable.

          (d) The Seller is not a party to any agreement, contract, arrangement or plan that has resulted, or by reason of the transactions contemplated in this Agreement would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

          (e) For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign Governmental Entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Returns” shall mean any and all returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

SECTION 2.13 Proprietary Rights.

          (a) Schedule 2.13 identifies all of the Seller’s Proprietary Rights. The Seller owns or possesses sufficient legal rights to all Proprietary Rights without, to the Seller’s Knowledge, any infringement of the rights of others except as set forth on Schedule 2.13(a). Except as set forth in the Seller Material Contracts or otherwise disclosed on any Schedule hereto or Schedule 2.13(a), to the Seller’s Knowledge, there are no outstanding options, licenses or agreements of any kind relating to the foregoing Proprietary Rights, nor is the Seller bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information or other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

          (b) To the Seller’s Knowledge, the Seller has not violated and, by conducting the Business as presently conducted, would not violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. No claims or demands have been made, or, to the Seller’s Knowledge, threatened, challenging the legality, validity, enforceability or ownership of any license, sublicense or other agreement covering or relating to any Proprietary Right. No person is violating or infringing upon, or has violated or infringed upon at any time, any of the Proprietary Rights.

          (c) The Seller has not (i) used, installed, implemented, copied, reverse engineered, decompiled, disassembled, or otherwise attempted to derive the source code for, modified, adapted, altered, translated or created derivative works from, third party proprietary software, technology, products, processes, websites, materials, documents, or any part thereof; (ii) merged, implemented, integrated or otherwise used any third party proprietary software, technology, products, processes, materials, websites, or documents, or any part thereof, into or in any of the software, technology, products, processes, materials, websites, or documents of the business; or (iii) otherwise come into conflict with any third party proprietary software, technology, products, processes, materials, websites, documents, or any part thereof; other than to the extent permitted by contract or applicable law.

          (d) The Seller has historically used its commercially reasonable efforts to have all of the Proprietary Rights, as applicable, created as a work for hire (as defined under U.S. copyright law) by regular full time employees of the Seller. Except as set forth on Schedule 2.13(d), all regular full time employees of the Seller and any author or developer of the Seller who was not a regular full-time employee of the Seller at the time such person contributed to any Proprietary Rights have irrevocably assigned to the Seller in writing all copyrights and other proprietary rights in such person’s work with respect to such Proprietary Rights. Except as set forth on Schedule 2.13(d), none of the Proprietary Rights is owned by or registered in the name of any current or former owner, shareholder, member, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Seller or any of its Affiliates or predecessors nor does any such person have any interest therein or right thereto, including the right to royalty payments. The Seller is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Seller or that would conflict with the business as presently conducted. The Seller has historically used reasonable efforts to have each former and current employee and consultant of the business execute a proprietary information and inventions agreement customary in form and substance. No former or current employee or consultant of the business has excluded works or inventions made prior to his or her employment with the business from his or her assignment of inventions pursuant to such employee’s, officer’s or consultant’s proprietary information and inventions agreement except for works or inventions that are not related in any manner to the conduct of the Seller’s business as it is presently conducted, except for any such exclusions that could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 2.14 Certain Business Practices and Regulations; Potential Conflicts of Interest.

          (a) Neither the Seller nor any directors, officers, agents or employees of the Seller has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) paid or made any bribe, rebate, payoff, influence payback, kickback or other unlawful payment.

          (b) Except as set forth on Schedule 2.14, none of the Affiliates, officers, directors or agents of the Seller or any spouse, lineal descendent or entity Controlled by any of the foregoing (i) owns, directly or indirectly, in whole or in part, any real or personal property that the Seller uses in the conduct of its Business; (ii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount (contingent or otherwise) to, or is owed any amount (contingent or otherwise) by, the Seller other than claims in the ordinary course of business resulting from such Person’s status as an officer, director or agent of the Seller such as for accrued salary, bonus, commissions, vacation pay or accrued benefits under employee benefit plans; (iii) has sold to, or purchased from, the Seller any assets or property (other than the Seller’s capital stock) for aggregate consideration in excess of $10,000 since January 1, 2004; or (iv) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Seller provides in-kind services to any such individual or entity, except to such individual in his capacity as an employee of the Seller.

     SECTION 2.15 Insurance. Schedule 2.15 sets forth a list of all policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of the Seller in connection with the Business (collectively, the “Insurance Contracts”), including the amounts of such insurance and annual premiums with respect thereto. Such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect and are in amounts and under terms and conditions customary for business in which the Seller is engaged. The Seller is not in material default with respect to any provision contained in any such Insurance Contract nor has the Seller failed to give any notice of any claim under any such Insurance Contract in due and timely fashion. The Seller has not received any written notice from any of its insurance carriers that any insurance premiums (including, without limitation, worker’s compensation premiums) will be materially increased in the future or that any Insurance Contract will not be available in the future on substantially the same terms as now in effect. The execution and delivery of this Agreement and the consummation and performance by the Seller of this Agreement and the transactions contemplated hereby will not result in any such cancellation.

     SECTION 2.16 Accuracy of Information; Full Disclosure. None of this Agreement, the Related Agreements, the Seller Disclosure Schedules and the certificates and instruments delivered to the Purchaser by the Seller in connection with the consummation of the transaction contemplated hereby contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. To the Knowledge of the Seller, there is no fact that has not been disclosed to the Purchaser that has or could reasonably be expected to have a Material Adverse Effect. There is no material fact which has not been disclosed to the Purchaser which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or the Seller’s or the Shareholders’ ability to consummate the transactions contemplated hereby or by the Related Agreements.

     SECTION 2.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Seller.

     SECTION 2.18 Real Property.

          (a) The Seller does not own any real property.

          (b) Schedule 2.18(b) lists the Seller’s Jacksonville, Florida facility and other real property leased to the Seller that are to be assigned by the Seller and assumed by the Purchaser as part of the purchase of the Purchased Assets contemplated hereby (the “Leased Real Property”), and specifies the location of each such property and the name of the record owner or the names of the lessor, lessee and any sublessee, as applicable. The Seller has delivered to the Purchaser copies of all leases pursuant to which the Seller leases the real property from any other Person.

          (c) To the Knowledge of the Seller, there are no leases, subleases, licenses, right of way agreements, easements, occupancy agreements or other agreements granting to any Person other than the Seller any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

     SECTION 2.19 Title to Properties.

          (a) The Seller has good and marketable title to or valid leasehold interests in all of its properties included in the Purchased Assets, including, without limitation, (i) all of the assets reflected on the Seller Financial Statements, (ii) the properties described in Sections 2.13, 2.18 and 2.21 of this Agreement, and (iii) all other properties or assets of any kind used or held for use by or reasonably necessary to the Business, in each case free and clear of any Encumbrance or exceptions to title, except for (A) Encumbrances securing obligations set forth in the Seller Financial Statements; (B) properties disposed of, or subject to purchase or sales orders or conditional sale arrangements, in the ordinary course of business consistent with past practice; (C) Encumbrances securing taxes, all of which are due but not delinquent or are being contested in good faith; (D) suppliers’, materialmens, carriers, mechanics, landlords and similar liens which arise in the ordinary course of business, all of which are not delinquent or are being contested in good faith; (E) Encumbrances that do not, individually or in the aggregate, materially detract from the value of such property, interfere with the use, occupancy or operation of such property as currently used; and (F) Encumbrances set forth on Schedule 2.19 (all items in clauses (A) through (F) are collectively referred to herein as “Permitted Liens”).

          (b) The Purchased Assets constitute all of the assets and properties necessary to conduct the Business as historically and currently conducted.

     SECTION 2.20 Accounts and Notes Receivable. The accounts and notes receivable reflected in the Seller Financial Statements and those accounts and notes receivable acquired or created after the Seller Financial Statements through the Closing Date, are and shall be bona fide accounts and notes receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice. The allowance for doubtful accounts that appears in the Seller Financial Statements has been fairly determined consistent with past practices in accordance with GAAP.

     SECTION 2.21 Tangible Property. The buildings, facilities, machinery, equipment, computers, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property related to the Business, other than Inventory (the “Tangible Property”) are in satisfactory operating condition and repair (normal wear and tear excepted) and are subject to continued repair and replacement in accordance with past practice. Since the inception of the Seller, there has not been any significant interruption of the Business due to inadequate maintenance of the Tangible Property.

     SECTION 2.22 Environmental Matters, Compliance with Laws. The Seller has obtained all material permits, licenses, registrations, consents and other authorizations that are required with respect to the operation of the Business under any applicable Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect. To the Knowledge of the Seller, all of the real property leased by the Seller (as set forth on Schedule 2.18(b)) is free of any Hazardous Substances and free of all contamination arising from, relating to, or resulting from any such Hazardous Substances that could cause the Seller to incur any Environmental Costs. To the Knowledge of the Seller, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property or tangible assets owned, operated or controlled in whole or in part by the Seller. The Seller is now and has always been in compliance, in all material respects, with applicable Environmental Laws. The Seller has not been requested or required by any governmental authority at any time to perform any investigatory or remedial activity or other action in connection with any Environmental Matter, and the Seller is not aware of any basis for any such request or requirement.

     SECTION 2.23 Inventory. Schedule 2.23 attached hereto sets forth a list of all Inventory as of September 30, 2004 and the reserves related thereto. Except as set forth on Schedule 2.23, the Inventory (net of any reserves) (i) is fit for the use which is intended, free from any material defects and in a quality and quantity usable in the ordinary course of business; (ii) contains no material amounts of items that are obsolete or of below-standard quality; and (iii) is fully paid for and is not subject to any consignment or credit arrangement with a third party.

ARTICLE III REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Seller that:

     SECTION 3.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character of its properties owned or leased or the nature of the business conducted by it makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business, or operations of the Purchaser or to the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements.

     SECTION 3.2 Authority. The Purchaser has all requisite power and, subject to the receipt of approval by the Purchaser’s board of directors, authority to execute and deliver this Agreement and the Related Agreements, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of approval by the Purchaser’s board of directors, the execution and delivery of this Agreement and the Related Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the Seller and the other counterparties thereto, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     SECTION 3.3 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement and the Related Agreements by the Purchaser do not, and the consummation and performance by the Purchaser of this Agreement and the Related Agreements and any other transaction contemplated hereby and thereby will not, (i) conflict with or violate the Purchaser’s organizational documents, (ii) conflict with or violate any Laws applicable to the Purchaser or by which any of its properties or assets is bound or affected or (iii) except as set forth on Schedule 3.3, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties or assets is bound or affected, except for any such conflicts or violations described in clause (ii) or breaches or defaults described in clause (iii) that would not have a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of the Purchaser or to the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements.

          (b) The execution and delivery of this Agreement and the Related Agreements by the Purchaser do not, and the consummation and performance by the Purchaser of this Agreement, the Related Agreements and any other transaction contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, (i) any Governmental Entities (including, without limitation, the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) or (ii) any third Person, except (A) for the consent of the Purchaser’s lenders, (B) for applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or state blue-sky laws, (C) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent or delay consummation of the transactions contemplated in this Agreement or the Related Agreements, or otherwise, either individually or in the aggregate, prevent the Purchaser from performing its obligations under this Agreement or the Related Agreements, and would not have a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business, operations or prospects of the Purchaser or to the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements, and (D) for any such consents, approvals, authorizations or permits that have been obtained or such filings or notifications that have been made.

     SECTION 3.4 SEC Filings; Financial Statements.

          (a) All reports, statements and other documents required to have been filed by the Purchaser with the SEC pursuant to the Securities Act or the Exchange Act since

January 1, 2004 (the “Purchaser SEC Documents”) have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Purchaser and its subsidiaries (the “Purchaser Corporations”) as of the respective dates thereof and the consolidated results of operations and cash flows of the Purchaser Corporations for the periods covered thereby.

          SECTION 3.5 Absence of Changes. Except as described or arising from matters described in the Purchaser SEC Documents, since December 31, 2004, there has not been any material adverse change in the business, capitalization, assets (tangible or intangible), liabilities or operations of the Purchaser Corporations, and no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.

     SECTION 3.6 No Undisclosed Liabilities. None of the Purchaser Corporations has any material accrued, contingent or other liabilities of any nature, except for (a) liabilities reflected in the consolidated balance sheet (or notes thereto) of the Purchaser Corporations as of September 30, 2004, contained in the Purchaser’s Quarterly Report on Form 10-Q as filed with the SEC for the quarter ended September 30, 2004, (b) liabilities otherwise described in the Purchaser SEC Documents or (c) liabilities incurred by the Purchaser Corporations in the ordinary course of business since September 30, 2004.

     SECTION 3.7 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Purchaser.

     SECTION 3.8 Absence of Litigation. Except as disclosed in the Purchaser SEC Documents filed with the SEC before the date of this Agreement, there is no material pending or, to the Purchaser’s knowledge, threatened lawsuit or other legal proceeding that involves any of the Purchaser Corporations or any of the assets owned or used by any of the Purchaser Corporations. In addition, there is no Litigation pending, or to the knowledge of the Purchaser, threatened against, affecting or involving the Purchaser which seeks to prevent or challenge the transactions contemplated hereby, or which seeks to challenge the ability of the Purchaser to complete the transactions contemplated hereby or execute the Related Agreements. The Purchaser is not subject to any continuing Orders, including, without limitation, cease-and-desist or other orders, except for Orders that do not prevent or challenge the transactions contemplated hereby and do not challenge the acquisition of the securities to be acquired hereunder by the Purchaser.

ARTICLE IV COVENANTS

     SECTION 4.1 Affirmative Covenants of the Seller.

     The Seller hereby covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Seller will use reasonable best efforts to:

          (a) operate its business only in the usual and ordinary course consistent with past practices;

          (b) preserve intact its business organizations and goodwill, maintain its rights and franchises, retain the services of its officers, agents, and employees, and maintain satisfactory relationships with its agents, customers and suppliers and other third Persons having business relationships with the Seller;

          (c) maintain and keep its properties and assets in as normal repair and condition as at present, ordinary wear and tear excepted;

          (d) cooperate with the Purchaser in the Purchaser’s effort to obtain exemptions from any Law compliance with which is required by the Purchaser as the result of entering into and in order to consummate the transaction contemplated by this Agreement;

          (e) enter into each of the Related Agreements to which the Seller is a party; and

          (f) obtain all consents necessary for the consummation of the transactions contemplated hereby including specifically, but not limited to, where necessary, consents to assign the Assumed Contracts.

     SECTION 4.2 Negative Covenants of the Seller and the Shareholders.

     Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Purchaser (the Purchaser agrees to respond reasonably promptly to any request for such a consent), from the date of this Agreement until the Closing, neither the Seller nor any of the Shareholders will do any of the following:

          (a) (i) increase the compensation payable to, or to become payable to, any (A) director or officer of the Seller, or (B) consultant or other employee of the Seller, except in the case of this subclause (B) for increases in salary or wages payable, or to become payable, in the ordinary course of business and consistent with past practice (in amount and form); (ii) grant any severance, termination, or other payment arising as the result of termination of employment (whether such termination was before or after the date of this Agreement), excluding any amounts (including accrued vacation pay) accrued as a result of actual service prior to the date of termination, to, or enter into any employment or severance agreement with, any director or officer; (iii) establish, adopt, enter into, terminate or amend (A) any employee benefit plan or arrangement except as may be required by applicable law, (B) any employment, severance or consulting contract or arrangement, or (C) any employee benefit or special compensation; (iv) grant any stock options or other rights to purchase shares of the Seller’s capital stock; (v) by any manner or means increase the fringe benefits of, or forgive any loans or indebtedness of, any employee, officer or director of the Seller, or contribute to or otherwise fund or secure the benefits provided thereto; (vi) pay any bonuses, whether or not accrued, to any director, officer, consultant or employee (except for normal year-end bonuses in the ordinary course of business and consistent with past practice (in amount and form)); or (vii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (b) declare, set aside or pay any dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, outstanding shares of the Seller’s capital stock;

          (c) (i) redeem, purchase or otherwise acquire any shares of the Seller’s capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of the Seller’s capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of the Seller’s capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Seller’s capital stock;

          (d) (i) except as required pursuant to the exercise of options or warrants previously issued to Persons, issue, deliver, award, pledge, grant or sell, or authorize or propose or enter into any contract, understanding, agreement or arrangement with respect to the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other Encumbrances) of, any shares of any class of the Seller’s capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) enter into any arrangement, understanding or contract with respect to the purchase or voting of shares of the Seller’s capital stock;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form));

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except in the ordinary course of business and consistent with past practice (in amount and form);

          (g) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person or entity in furtherance of any such Competing Transaction (regardless of the Person or party initiating contact), or agree to any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Seller or any investment banker, financial advisor, attorney, accountant or other representative of the Seller to take any such action, and the Seller shall promptly notify the Purchaser of all relevant terms of any such inquiries and proposals received by the Seller or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Seller shall deliver or cause to be delivered to the Purchaser a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving the Seller: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Seller in a single transaction or series of transactions; (iii) any acquisition of more than ten percent (10%) of the capital stock of the Seller outstanding as of the date of such acquisition; or (iv) any other material equity investment in the Seller;

          (h) voluntarily release any third party from its obligations under any existing standstill or confidentiality agreement;

          (i) propose or adopt any amendments to the Organizational Documents;

          (j) change any of its methods of accounting (including, without limitation, changes in depreciation or amortization policies) in effect at the end of the last fiscal year of the Seller;

          (k) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, or guarantee, endorse or otherwise become responsible for the obligations of third parties (other than check-clearing endorsements made in the ordinary course of business), whether or not evidenced by a note, bond, debenture, guarantee or similar instrument (other than borrowings in the ordinary course of business, consistent with past practice), (ii) prepay any indebtedness, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, (iv) issue or sell any debt securities, or (v) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice (in form and amount), of liabilities reflected or reserved against in the Seller Financial Statements;

          (l) intentionally take any action or fail to take any action which could reasonably be expected to have a Material Adverse Effect prior to or after the Closing, or that could reasonably be expected to adversely affect the ability of the Seller prior to the Closing to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated by this Agreement and the Related Agreements;

          (m) enter into any material contracts, agreements or arrangements with any Affiliate of the Seller, or any director, officer or employee of the Seller (except for material contracts, agreements, or arrangements required by or expressly contemplated by this Agreement or any of the Related Agreements);

          (n) intentionally take any action or omit to take any action, the effective of which could reasonably be expected to cause any of the representations and warranties contained in Article II to be materially inaccurate as of the Closing or any time prior thereto, except as to representations and warranties made as of a specific date;

          (o) fail to perform in all material respects its obligations under all Seller Material Contracts (except those being contested in good faith); or

          (p) authorize any of the foregoing, or enter into any contract (including, but not limited to, any Seller Material Contract), agreement, commitment or arrangement to do any of the foregoing.

     SECTION 4.3 Negative Covenants of the Purchaser. (i) Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Seller, from the date of this Agreement until the Closing, the Purchaser will not do any of the following:

          (a) take any action or fail to take any action that could reasonably be expected to have a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements prior to the Closing, or that could reasonably be expected to adversely affect the ability of the Purchaser prior to the Closing to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated by this Agreement or any of the Related Agreements; and

          (b) take any action or omit to take any action, the effective of which would reasonably be expected to cause any of the representations and warranties contained in Article III to be inaccurate as of the Closing or any time prior thereto, except as to representations and warranties made as of a specific date.

     SECTION 4.4 Access and Information. Subject to Section 4.5, from the date hereof until the Closing, the Seller shall, and shall cause its officers, directors, employees and agents, to, (a) afford to the Purchaser and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Purchaser Representatives”) complete access (at reasonable times upon reasonable advance notice) to the officers, employees, agents, properties, offices and other facilities of the Seller, and to the books and records (including, without limitation, Returns and work papers of the Seller’s accountants) and material contracts thereof and (b) furnish promptly to the Purchaser and the Purchaser Representatives all information concerning the business, properties, contracts, records and personnel (provided, however, that all personnel records shall be kept confidential to the extent required by Law) of the Seller (including, without limitation, financial, operating, technical and other data and information) as may be reasonably requested, from time to time, by the Purchaser or any Purchaser Representative. Subject to Section 4.5, the Purchaser and the Purchaser Representatives shall have the right to make copies of all such records, files and other materials as may be deemed advisable thereby. The Seller shall reasonably promptly advise the Purchaser in writing of any change in material terms of any Seller Material Contract (including, without limitation, any contracts with Significant Relationships).

     SECTION 4.5 Confidentiality; Public Announcement. Each of the parties hereto (a “Recipient”) shall insure that all Confidential Information of the other party supplied to the Recipient by such party, or by any of its officers, directors, employees, counsel, agents, investment bankers, accountants or other representatives (collectively, a “Disclosing Party”), shall not be published or disclosed to any other Person or entity at any time or used by the Recipient at any time for any purpose other than the consummation of the transactions contemplated by this Agreement and the Related Agreements; provided, that the restrictions of this sentence shall not apply to any disclosure required by law or governmental process, or necessary or appropriate in connection with the enforcement of this Agreement, or to the extent that any such Confidential Information otherwise becomes publicly available without the breach of this provision by the Recipient. “Confidential Information” includes all proprietary information and other non-public information of a Disclosing Party as well as all information concerning the existence and terms and conditions of this Agreement. Each of the parties agrees that no public announcement or announcements to customers or prospective customers of the existence or the terms and conditions of this Agreement will be made except with the mutual agreement of the Purchaser and the Seller. Nothing herein shall limit the Seller’s right to disclose the terms of the Contemplated Transactions to its shareholders or directors.

ARTICLE V ADDITIONAL AGREEMENTS; INDEMNIFICATION

     SECTION 5.1 Commercially Reasonable Efforts; Consents; Filings.

          (a) Subject to the terms and conditions of this Agreement, the Purchaser and the Seller shall use their commercially reasonable efforts to (i) take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser or the Seller in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein; (iii) make all necessary filings, and thereafter make any other required submissions, notifications and filings, with respect to this Agreement and the consummation of the transactions contemplated herein; provided, however, that the Purchaser and the Seller shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to any filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing party in connection therewith; (iv) satisfy the requirements of any Law; and (v) remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto all benefits contemplated by this Agreement. The Seller and the Purchaser shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

          (b) The Seller and the Purchaser shall give any notices to third Persons, and use reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) disclosed or required to be disclosed in the Schedules hereto, (iii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein, or (iv) required to prevent a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business, operations or prospects of the Seller or the Purchaser, as applicable, or to the ability of the Seller or the Purchaser, as applicable, to consummate the transactions contemplated by this Agreement and the Related Agreements from occurring prior to or after the Closing.

          (c) Each of the parties hereto shall provide all reasonable assistance to, and shall cooperate with, each other party to bring about the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

     SECTION 5.2 Notification of Certain Matters. Each party shall give prompt notice to the other of (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing, and (b) any material failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     SECTION 5.3 Seller Indemnification.

          (a) The Seller and the Significant Shareholders, jointly and severally (collectively, “Seller Indemnifying Party”), agree to indemnify and hold harmless the Purchaser, any of its Subsidiaries and Affiliates and their respective officers, directors, managers, employees, agents, representatives, advisors, shareholders and partners (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, claims, liabilities, expenses (including, without limitation, reasonable fees and disbursements of counsel) or other damages (collectively, “Losses”) to the Purchaser caused by or arising out of (i) any breach of any representation or warranty of the Seller or any of the Shareholders contained in Article II of this Agreement; (ii) any breach of any agreement of the Seller or any of the Shareholders contained in this Agreement or any of the Related Agreements; (iii) any liability or obligation of the Seller of any nature (whether arising before or after the Closing), other than liabilities reflected on the Final Closing Statement, liabilities under the Assumed Contracts incurred from and after the Closing Date, or other Purchased Liabilities; and (iv) any Tax incurred with respect to any period prior to the Closing (excluding Taxes which are in the nature of trust fund Taxes or similar Taxes which are collected from third parties and remitted to appropriate Taxing authorities, provided that such amounts are actually so collected from third parties and so remitted).

          (b) The Purchaser Indemnified Parties shall not be entitled to indemnification under this Section 5.3 until the aggregate amount of all Losses against which the Indemnified Parties are entitled to indemnification exceeds Ten Thousand Dollars ($10,000) (the “Basket”), following which the Purchaser Indemnified Parties shall be entitled to indemnification against all such Losses, including the first Ten Thousand Dollars ($10,000). Notwithstanding the foregoing sentence, the Purchaser Indemnified Parties are entitled to indemnification under this Section 5.3 for all Losses incurred as a result of any breach of or any claim from a third party arising directly or indirectly with respect to or in connection with the matters referred to in Sections 2.1, 2.2, 2.3, 2.4(a)(i) or (a)(ii), 2.12 and 2.13. Losses referred to in the immediately preceding sentence will be neither subject to nor counted against the Basket.

          (c) The aggregate payments by the Seller Indemnifying Parties pursuant to this Section 5.3 shall in no event exceed the Purchase Price.

          (d) Claims for indemnification pursuant to this Section 5.3 resulting from breaches of representations and warranties may only be asserted during the period of survival (if any) of such representations and warranties under Section 8.1.

     SECTION 5.4 Purchaser Indemnification. (i) The Purchaser (the “Purchaser Indemnifying Party”) agrees to indemnify and hold harmless the Seller, any of its Affiliates and their respective officers, directors, managers, employees, agents, representatives, advisors, shareholders and partners (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the Seller caused by or arising out of (a) any breach of any representation or warranty of the Purchaser contained in Article III of this Agreement; (b) any breach of any agreement of the Purchaser contained in this Agreement; (c) any failure of the Purchaser to fully satisfy any Purchased Liabilities; (d) the failure of the Purchaser to (i) satisfy any obligations under the Assumed Contracts from and after the Closing or (ii) comply with any contractual restrictions relating to the Business or the Purchased Assets to the extent such restrictions are reflected on any Schedule hereto; (e) any Losses relating to the conduct of the Business after the Closing; and (f) any Tax incurred by the Business with respect to any period after the Closing.

     SECTION 5.5 Indemnification Procedures.

          (a) Promptly after the commencement of any action against any indemnified party which could give rise to a claim for indemnification under Section 5.3 or 5.4, the party seeking indemnification (the “Indemnified Party”) shall give notice to the party from whom indemnification is sought (the “Indemnifying Party”) if it wishes to assert a claim for indemnification under this Article V. The Indemnifying Party shall, provided that it gives notice within ten (10) days of receipt of notice from the Indemnified Party, have the option of assuming the defense thereof with counsel reasonably satisfactory to such Indemnified Party (and such costs of defense shall be included in Losses with respect to such claim). Upon notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof in accordance herewith, the Indemnifying Party shall not be liable to such Indemnified Party for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof. If an Indemnifying Party assumes the defense of such an action, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any such claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party which would involve a payment by the Indemnifying Party of Losses without its consent (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend compromise or settle such action with counsel of the Indemnified Party’s selection, but the Indemnifying Party shall have no liability with respect to a compromise or settlement thereof entered into which would involve a payment by the Indemnifying Party of Losses without its consent (which shall not be unreasonably withheld or delayed). The failure of the Indemnified Party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

          (b) Except with respect to any equitable remedies, the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties under Section 5.3 and 5.4, respectively, shall be the exclusive right and remedy of such indemnified party for any Losses resulting from, based upon or arising out of matters referred to in Section 5.3 and 5.4, as applicable.

          (c) Notwithstanding anything herein to the contrary, the Purchaser may offset any obligation the Purchaser may have to issue Purchaser Shares pursuant to Sections 1.7, 1.8 and 1.12 by any Losses for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to this Article V but have not been so indemnified as of the date the Purchaser may be obligated to make such issuance pursuant to Sections 1.7, 1.8 and 1.12.

     SECTION 5.6 Fulfillment of Non-assignable Contracts. To the extent that any of the contracts, purchase orders or sales orders relating to the Business are not assignable to the Purchaser by reason of their terms, but would otherwise constitute Assumed Contracts, the Purchaser and the Seller shall use their respective reasonable best efforts to obtain the consents that may be necessary to permit their assignment to the Purchaser as Assumed Contracts. If any such contracts, purchase orders or sales orders are not Assumed Contracts by reason of lack of consent to an assignment to the Purchaser (the “Non-assignable Contracts”), the Purchaser, to the maximum extent permitted by law, shall act after the Closing as the Seller’s agent and shall fulfill all of the obligations of the Seller under the Non-assignable Contracts, including delivery and warranty obligations. The Purchaser shall also exercise all of the Seller’s rights under the Non-assignable Contracts, including invoicing and collection. The Purchaser shall be entitled to retain for itself, as the sole consideration for acting as the Seller’s agent, all sums collected by the Purchaser or the Seller under the Non-assignable Contracts. The Seller shall, consistent with instructions given the Purchaser, prepare or issue invoices or other documents, receive payments, and otherwise intervene with other parties to the Non-assignable Contracts to enable the Purchaser to receive the economic benefit of such Non-assignable Contracts to the maximum extent permitted by law. The allocation of rights and obligations between the Seller and the Purchaser under Non-assignable Contracts shall be the same as if the Non-assignable Contracts were in fact Assumed Contracts. The Seller shall have no liability to the Purchaser relating to the failure to obtain any consent relating to a Non-assignable Contract; provided, however, that the Seller has used its reasonable best efforts to comply with its obligations set forth in Section 4.1(f).

     SECTION 5.7 Post-Closing Inspection Rights. The Purchaser, on the one hand, and the Seller, on the other hand, shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Business available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a five (5) year period following the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing, the historical financial condition, assets, liabilities, results of operations and cash flows of the Seller. This right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. All information disclosed by either the Purchaser or the Seller to the other shall be deemed to be Confidential Information and shall be treated in accordance with Section 4.5.

     SECTION 5.8 Employees. On or prior to the Closing, the Purchaser shall offer to employ those employees of the Seller set forth on Schedule 5.8 hereto who are employed by the Seller immediately prior to the Closing. The Purchaser agrees to treat all such persons employed by the Purchaser in a manner substantially similar to other similarly situated employees of the Purchaser for purposes of compensation (including stock option grants) and employee benefits.

ARTICLE VI CLOSING CONDITIONS

     SECTION 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the party for whose benefit the condition exists, in whole or in part, to the extent permitted by applicable law:

          (a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated herein.

          (b) Government Consents. All consents, waivers, approvals and authorizations required to be obtained and all filings or notices required to be made by the

Purchaser and the Seller prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities.

          (c) No Challenge. There shall not be pending or threatened any judicial or administrative action, proceeding or investigation by any Governmental Entity (i) challenging or seeking damages in connection with the transactions contemplated herein or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated herein.

     SECTION 6.2 Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated herein are also subject to the satisfaction, or waiver by the Purchaser, at the Closing of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Seller and the Shareholders contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) as of such date. The Purchaser shall have received a certificate of the President or Chief Financial Officer of the Seller, as of the Closing Date, to such effect in a form to be provided by the Purchaser.

          (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have received a certificate of the President or the Chief Financial Officer of the Seller, as of the Closing Date, to that effect in a form to be provided by the Purchaser.

          (c) Related Agreements. The Seller and the Shareholders shall have executed each of the Related Agreements to which they are parties and delivered such Related Agreements to the Purchaser.

          (d) No Seller Material Adverse Effect. No event or circumstance shall have occurred since July 31, 2004 that constitutes a Material Adverse Effect.

          (e) Opinion of Counsel. The Seller shall have delivered to the Purchaser on the Closing Date the opinion of Morse Geller, Esq., counsel to the Seller, dated as of the Closing Date, opining to the matters set forth in Exhibit C.

          (f) Contractual Consents. All material approvals, consents and waivers that are required to effect the transactions contemplated hereby, including, without limitation, those of the Purchaser’s creditors and those of the Seller set forth on Schedule 6.2(f), shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser. After the Closing, the Seller will continue to use its commercially reasonable efforts to obtain any such consents or approvals that relate to the Seller.

          (g) [Intentionally omitted.]

          (h) Bill of Sale, Assignment and Assumption Agreement. The Seller shall have executed and delivered to the Purchaser a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D (the “Bill of Sale, Assignment and Assumption Agreement”), dated the Closing Date.

          (i) Representative Agreement. The Representative Agreement identified in Schedule 6.2(i) shall have been amended in a manner reasonably acceptable to the Purchaser.

          (j) Indebtedness. The indebtedness of the Seller evidenced by the agreement identified in Schedule 6.2(j) shall have been settled or satisfied in a manner reasonably acceptable to the Purchaser.

          (k) Secretary’s Certificate. The Seller shall have delivered to the Purchaser a certificate (in a form to be provided by the Purchaser) of the Secretary or an Assistant Secretary of the Seller certifying: (i) copies of resolutions duly adopted by the Board of Directors, authorizing the sale of the Purchased Assets to the Purchaser and the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby and attesting that such resolutions are in full force and effect without amendment or modification at Closing; (ii) incumbency of the officers of the Seller who execute this Agreement or any document or instrument to be delivered pursuant hereto; and (iii) a true copy of the Organizational Documents.

          (l) Name Change of Seller. On or prior to the Closing Date, the Seller shall have changed its corporate name to a name reasonably acceptable to the Purchaser and shall provide to Purchaser evidence of such change.

          (m) Certain Transactions. The Seller shall have (i) entered into a binding agreement, on terms reasonably satisfactory to the Purchaser, with the customer identified on Schedule 6.2(m) (i) to sell to such customer the goods and services described on such schedule; (ii) received the purchase orders described on Schedule 6.2(m) (ii) which shall be form and substance reasonably acceptable to the Purchaser; and (iii) terminated that certain agreement identified on Schedule 6.2(m)(iii) in accordance with its terms, provided to Purchaser evidence of such termination satisfactory to Purchaser and agreed (in form and substance satisfactory to Purchaser) not to establish the escrow account contemplated by such agreement.

          (n) Proprietary Rights. Each of the Persons identified on Schedule 6.2(n)(i) shall have executed and delivered to the Purchaser an Assignment of Intellectual Property Rights in the form provided by the Purchaser. Each of the Persons identified on Schedule 6.2(n)(ii) shall have executed and delivered to the Purchaser a Security and Confidential Information Agreement in the form provided by the Purchaser.

          (o) Selling Shareholder Questionnaire. The Seller and each of the Shareholders shall have executed and delivered to the Purchaser a Selling Shareholder Questionnaire in the form provided by the Purchaser.

          (p) Contractor Agreements. Each of the Persons identified on Schedule 6.2(p) shall have executed and delivered to the Purchaser a Contractor Agreement in the form provided the Purchaser.

          (q) Board Approval. The Purchaser’s board of directors shall have approved or ratified the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

          (r) Seller Disclosure Schedules. On or prior to the Closing Date, the Seller shall have delivered to the Purchaser the Seller Disclosure Schedules in final form, which schedules shall be in form and substance satisfactory to the Purchaser.

          (s) Financial Statements. On or prior to the Closing Date, the Seller shall have delivered to the Purchaser true and correct copies of the compiled balance sheet of Seller as of September 30, 2004 and the compiled statement of income of Seller for the nine month period ended September 30, 2004, and except for the absence of notes, such balance sheet and statement of income shall have been prepared in accordance with GAAP consistently applied throughout the periods involved and in accordance with the books and records of the Seller.

     SECTION 6.3 Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the transactions contemplated herein is also subject to the satisfaction, or waiver by the Seller, at the Closing of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) when made and as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) as of such date. The Seller shall have received a certificate of an executive officer of the Purchaser to such effect in a form to be provided by the Purchaser.

          (b) Agreements and Covenants. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Seller shall have received a certificate of an executive officer of the Purchaser to that effect.

          (c) Related Agreements. The Purchaser shall have executed each of the Related Agreements to which it is a party and delivered such Related Agreements to the Seller.

          (d) Bill of Sale, Assignment and Assumption Agreement. The Purchaser shall have executed and delivered to the Seller the Bill of Sale, Assignment and Assumption Agreement dated the Closing Date.

          (e) Secretary’s Certificate. The Purchaser shall have delivered to the Seller a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying: (i) copies of resolutions duly adopted by the Board of Directors, authorizing the purchase of the Purchased Assets and the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby and attesting that such resolutions are in full force and effect without amendment or modification at Closing; and (ii) incumbency of the officers of the Purchaser who execute this Agreement or any document or instrument to be delivered pursuant hereto.

          (f) Contractual Consents. All material approvals, consents and waivers that are required to effect the transactions contemplated hereby, including, without limitation, those set forth on Schedule 6.2(f), shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser.

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination.

     This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual consent of the Purchaser and the Seller;

          (b) by the Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller or any of the Shareholders set forth in this Agreement (except that where any breach of or statement in a representation or warranty expressly includes a standard of materiality, the existence of such breach or the untruthfulness of such statement shall be measured giving effect to such standard only), in either case such that the conditions and standards set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that the Seller or such breaching shareholder shall have ten (10) business days after written notice of breach specifying in reasonable detail the nature of such breach is given to the Seller or such breaching Shareholder by the Purchaser to cure any such breach, and, if such breach is curable by the Seller or such breaching Shareholder through the exercise of reasonable efforts within such 10-business day period, then the Purchaser may not terminate this Agreement under this Section 7.1(b) during such 10-business day period.

          (c) by the Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement (except that where any breach of or statement in a representation or warranty expressly includes a standard of materiality, the existence of such breach or the untruthfulness of such statement shall be measured giving effect to such standard only), in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, however, that the Purchaser shall have ten (10) business days after written notice of breach specifying in reasonable detail the nature of such breach is given to the Purchaser by the Seller to cure any such breach, and, if such breach is curable by the Purchaser through the exercise of reasonable efforts within such 10-business day period, then the Seller may not terminate this Agreement under this Section 7.1(c) during such 10-business day period.

          (d) by either of the Purchaser or the Seller, if there shall be any final, non-appealable order or injunction imposed by a court of competent jurisdiction preventing the consummation of the transactions contemplated herein; or

          (e) by either of the Purchaser or the Seller, if the transactions contemplated herein shall not have been consummated on or before March 31, 2005 (provided, that the right to terminate pursuant to this Section 7.1(e) shall not be available to any party in material breach or default of any provision of this Agreement).

     The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person Controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     SECTION 7.2 Effect of Termination. If this Agreement is terminated, this Agreement (except for Sections 4.5, 8.9, 8.10, 8.12 and this Section 7.2, each of which shall survive such termination) shall no longer be of any force or effect and there shall be no liability on the part of any party or any of its directors, managers, officers, stockholders or members except that a non-defaulting party shall be entitled to recover from any defaulting party whatever remedies are available at law.

     SECTION 7.3 Amendment. This Agreement may not be amended, in whole or in part, except by an instrument in writing signed by the parties hereto.

     SECTION 7.4 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. The provisions of this Section 7.4 shall not be construed as limiting or restricting the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available.

ARTICLE VIII GENERAL PROVISIONS

     SECTION 8.1 Effectiveness of Representations, Warranties and Agreements. The representations and warranties of each party hereto shall survive until the third anniversary of the Closing. Notwithstanding the foregoing, the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4 and 2.19 shall survive for five years following the Closing, and the representations and warranties in Section 2.12 shall survive for the relevant statute of limitations period. Covenants of each party shall survive indefinitely except to the extent otherwise limited pursuant to the terms thereof.

     SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested)

to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

(a)	If to the Purchaser:

                    Verso Technologies, Inc.

                    400 Galleria Parkway
                    Suite 300
                    Atlanta, Georgia 30339
                    Attention: Chief Financial Officer
                    Telephone No.: (678) 589-3500
                    Telecopier No.: (678) 589-3572

                    with a copy to:

                    Rogers & Hardin LLP

                    2700 International Tower
                    229 Peachtree Street, N.E.
                    Atlanta, Georgia 30303-1601
                    Attention: Robert C. Hussle
                    Telecopier No.: (404) 525-2224

(b)	If to the Seller:

                    Law Office of Morse Geller

                    277 Sycamore Street
                    West Hempstead, New York 11552
                    Telephone No.: (516) 564-6734
                    Telecopier No.: (516) 538-7221

     SECTION 8.3 Certain Definitions.

     For purposes of this Agreement, the term:

     “AAA” shall have the meaning as set forth in Section 8.14.

     “Affiliate’’ means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

     “Agreement” shall have the meaning as set forth in the first paragraph of this Agreement.

     “Allocation” shall have the meaning as set forth in Section 1.10.

     “Assumed Contracts” shall have the meaning as set forth in Section 1.2(f).

     “Basket” shall have the meaning as set forth in Section 5.3(b).

     “Business” means the business conducted by the Seller historically and as of the date hereof.

     “Bill of Sale, Assignment and Assumption Agreement” shall have the meaning as set forth in Section 6.2(h).

     “Business Day” means any day other than a day on which the New York Stock Exchange is closed.

     “Closing” shall have the meaning as set forth in Section 1.13.

     “Closing Date” shall have the meaning as set forth in Section 1.13.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Competing Transaction” shall have the meaning as set forth in Section 4.2(g).

     “Confidential Information” shall have the meaning as set forth in Section 4.5.

     “Control” (including the terms “Controlled”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     “Disclosing Party” shall have the meaning as set forth in Section 4.5.

     “Disputes Auditor” means such certified public accounting firm as may be mutually agreed upon by the Seller and the Purchaser; provided that the Disputes Auditor shall not have been previously retained by the Purchaser or the Seller or their respective Affiliates during the 3 year period prior to the Closing Date.

     “Employee” shall have the meaning as set forth in Section 2.11(a).

     “Employee Agreement” shall have the meaning as set forth in Section 2.11(a).

     “Encumbrances” shall mean, with respect to any real or personal, tangible or intangible property, any lien, charge, reservation, right of entry, possibility of reverter, encroachment, easement, right of way, restrictive covenant, lease, security interest (whether based on common law, statute or contract and, including without limitation, any interest arising from any capitalized lease, conditional sale, trust receipt or deposit interest), option, right of first refusal, right of first offer or any other imperfection of title or right by any Person to assert a claim with respect to such property.

     “Environmental Costs” means, any actual or potential cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause the Seller to come into compliance with Environmental Laws), investigation costs (including, without limitation, reasonable fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation of liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages (a) of third parties for personal injury or property damage or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matters.

     “Environmental Laws” means, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7501 et seq.; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.; the Emergency Planning and Community Right-to-Know-Act of 1986, 42 U.S.C. 11001 et seq., Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Safe Drinking Water Act, 42 U. S.C. 300f et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., all rules and regulations promulgated pursuant to any of the above statutes, and any other analogous federal, state or local law, statute, rule or regulation governing Environmental Matters, as the same exist as of the Closing Date, including any common law cause of action relating to Environmental Matters or alleging liability to pay Environmental Costs.

     “Environmental Matters” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     “Environmental Permits” shall have the meaning as set forth in Section 2.22.

     “ERISA” shall have the meaning as set forth in Section 2.11(a).

     “ERISA Affiliate” shall have the meaning as set forth in Section 2.11(a).

     “Excluded Assets” shall have the meaning as set forth in Section 1.3.

     “Excluded Businesses” means any businesses conducted or proposed to be conducted by the Seller as of the date hereof, other than the Business.

     “Excluded Liabilities” shall have the meaning as set forth in Section 1.5.

     “Final Closing Statement” shall have the meaning as set forth in Section 1.11(a).

     “First Period Target Amount” shall have the meaning as set forth in Section 1.7.

     “First Period Revenue Amount” shall have the meaning as set forth in Section 1.7.

     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Entities” means any governmental or regulatory authority, either domestic or foreign.

     “Hazardous Substances” means and pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde) that are regulated by, or may form the basis of liability under, any Environmental Laws.

     “Hereof”, “hereunder”, or “herein” shall have the meaning as set forth in Section 8.11.

     “Indemnified Party” shall have the meaning as set forth in Section 5.5(a).

     “Indemnifying Party” shall have the meaning as set forth in Section 5.5(a).

     “Inventory” means all inventory of the Business, wherever located, including, without limitation, all inventory consisting of work in process and finished products.

     “IRS” shall have the meaning as set forth in Section 2.11(b).

     “Insurance Contracts” shall have the meaning as set forth in Section 2.15.

     “Knowledge” or “Known” means, with respect to any matter in question, that an executive officer of the Seller has actual knowledge of such matter or could be reasonably be expected to discovery or otherwise become aware of such fact or other matter with the exercise of reasonable and prudent diligence and oversight.

     “Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets or liabilities, including, without limitation, those promulgated, interpreted or enforced by any Governmental Entity.

     “Leased Real Property” shall have the meaning as set forth in Section 2.18(b).

     “Leases” shall have the meaning as set forth in Section 2.9(a).

     “Litigation” means, collectively, any claim, action, suit, litigation, proceeding, or arbitration or investigation of any kind, at law or in equity, including actions or proceedings seeking injunctive relief.

     “Losses” shall have the meaning as set forth in Section 5.3(a).

     “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business, operations or revenue and income generating capacity of the Seller, as a whole, or to the ability of the Seller to consummate the transactions contemplated by this Agreement and the Related Agreements.

     “Non-assignable Contracts” shall have the meaning as set forth in Section 5.6.

     “Order” means, collectively, any order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, rule, decree or award of any Governmental Entity or arbitrator.

     “Organizational Documents” shall have the meaning as get forth in Section 2.2.

     “Permitted Liens” shall have the meaning as set forth in Section 2.19(a).

     “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

     “Products” shall have the meaning as set forth in Section 1.7.

     “Proprietary Rights” means and includes: (i) all patent rights, patent applications, trademark rights, business identifiers, service marks, trade names and brand names used in the Business; (ii) all copyrights used in the Business and all other rights associated therewith and the underlying works of authorship; (iii) all contracts or agreements granting any right, title, license or privilege relating to the intellectual property rights of any third party used in the Business, to the extent assignable; and (iv) all inventions, discoveries, improvements, designs, know how, trade secrets and all other types of intellectual property used in the Business.

     “Purchase Price” shall have the meaning as set forth in Section 1.6.

     “Purchase Representatives” shall have the meaning as set forth in Section 4.4.

     “Purchased Assets” shall have the meaning as set forth in Section 1.2.

     “Purchased Liabilities” shall have the meaning as set forth in Section 1.4.

     “Purchaser” shall have the meaning as set forth in the first paragraph of this Agreement.

     “Purchaser Corporation” shall have the meaning as set forth in Section 3.4(b).

     “Purchaser Indemnified Parties” shall have the meaning as set forth in Section 5.3(a).

     “Purchaser Indemnifying Party” shall have the meaning as set forth in Section 5.4.

     “Purchaser SEC Documents” shall have the meaning as set forth in Section 3.4(a).

     “Purchaser Shares” shall have the meaning as set forth in Section 1.6.

     “Recipient” shall have the meaning as set forth in Section 4.5.

     “Registration Rights Agreement” shall have the meaning as set forth in the recitals to this Agreement.

     “Related Agreements” are the Seller Non-Competition Agreement, the Registration Rights Agreement and the Bill of Sale, Assignment and Assumption Agreement.

     “Returns” shall have the meaning as set forth in Section 2.12(e).

     “SEC” means the Securities and Exchange Commission.

     “Seller” shall have the meaning as set forth in the first paragraph of this Agreement.

     “Seller Common Stock” shall have no meaning as set forth in Section 2.1.

     “Seller Disclosure Schedules” shall have the meaning as set forth in the introductory paragraph of Article II of this Agreement.

     “Seller Employee Plan” shall have the meaning as set forth in Section 2.11(a).

     “Seller Financial Statements” shall have the meaning as set forth in Section 2.6(a).

     “Seller Indemnified Parties” shall have the meaning as set forth in Section 5.4.

     “Seller Indemnifying Party” shall have the meaning as set forth in Section 5.3(a).

     “Seller Material Contracts” shall have the meaning as set forth in Section 2.9(a).

     “Seller Non-Competition Agreement” shall have the meaning as set forth in the recitals to this Agreement.

     “Seller Permits” shall have the meaning as set forth in Section 2.5.

     “Significant Relationship” shall have the meaning as set forth in Section 2.10(a).

     “Significant Shareholders” shall mean the following Shareholders collectively: Jack (John) Ziros and Allen Draa.

     “Statement of Contingent and Bonus Consideration” shall have the meaning as set forth in Section 1.123(a).

     “Subsidiary” or “Subsidiaries” of the Seller, the Purchaser or any other Person, means any corporation, partnership, joint venture or other legal entity of which the Seller, the

Purchaser, or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     “Tangible Property” shall have the meaning as set forth in Section 2.21.

     “Tax” or “Taxes” shall have the meaning as set forth in Section 2.12(e).

     SECTION 8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.6 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, except as otherwise specifically provided in this Agreement.

     SECTION 8.7 Assignment; Parties in Interest.

     This Agreement shall bind to and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties. Notwithstanding the foregoing prohibition against assignment, the Purchaser may assign its rights to an Affiliate of the Purchaser; provided, however, that the Purchaser will not be released from any obligations under this Agreement. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 8.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to rules respecting conflicts of law.

     SECTION 8.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.11 Construction. All Section and Article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement, (a) “hereof”, “hereunder”, “herein” and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular Section of this Agreement and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender. No inference concerning the construction of any provisions of this Agreement shall be drawn from the drafting of various provisions of this Agreement by one or the other party; rather, this Agreement shall be construed as the joint work product of both parties.

     SECTION 8.12 Expenses. The Seller and the Shareholders shall be responsible for their expenses incurred in connection with the transactions contemplated hereby. The Purchaser shall be responsible for the expenses it incurs in connection with the transactions contemplated hereby.

     SECTION 8.13 Exhibits and Schedules. All exhibits annexed hereto, and all schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     SECTION 8.14 Dispute Resolution.

          (a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association or its successor (“AAA”). The arbitration shall be held in Atlanta, Georgia before three (3) arbitrators and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified herein.

          (b) The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which any party files a written demand for arbitration hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three dispositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

          (c) The parties covenant and agree that they will participate in the arbitration in good faith, that they will share equally the fees and expenses of AAA and that they will each bear their own attorneys’ fees and expenses, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable attorneys’ fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 8.14 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 8.14 shall be enforceable in any court of competent jurisdiction. The prevailing party in any action for injunctive relief will be entitled to payment of reasonable attorneys’ fees and expenses.

          (d) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Georgia for the purposes of enforcing the arbitration provisions of this Section 8.14. Each party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other parties hereto.

     SECTION 8.15 Further Assurances. The parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Purchased Assets to the Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and to consummate the transactions contemplated hereby.

[SIGNATURES ON NEXT PAGES]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

WSECI, INC.

By:	/s/ John Ziros
Name:	John Ziros
Title:	President

VERSO TECHNOLOGIES, INC.

By:	/s/ Steven A. Odom
Name:	Steven A. Odom
Title:	CEO

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

Manan Mehra

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ Manan Mehra

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

John Ziros

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ John Ziros

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

Allen Drea

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ Allen Drea

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

Morse Geller

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ Morse Geller

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

Kelly Collins

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ Kelly Collins

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

Armur F. Providakes

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ Armur F. Providakes

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

David A. Pitts

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ David A. Pitts

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

Jeffrey Augusto

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ Jeffrey Augusto

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

     IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the first day written above, or caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized, and each of the Seller and the Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

SHAREHOLDER:

Eval Wiransky

Printed Name of Shareholder or Name of Entity (if applicable)

/s/ Eval Wiransky

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Asset Purchase Agreement]

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EXHIBITS
EXHIBIT A	Form of Seller Non-Competition Agreement
EXHIBIT B	Form of Registration Rights Agreement
EXHIBIT C	Form of Opinion of Seller Counsel
EXHIBIT D	Form of Bill of Sale, Assignment and Assumption Agreement

- iv -

Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of the ___ day of February, 2005, by and among VERSO TECHNOLOGIES, INC., a Minnesota corporation (the “Purchaser”), JACKSONVILLE TECHNOLOGY ASSOCIATES, INC., a Delaware corporation now known as WSECI, Inc. (the “Seller”), and each of the shareholders of the Seller signatory hereto (each a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in that certain Asset Purchase Agreement dated as of February 23, 2005, by and among the Seller, the Shareholders and the Purchaser (the “Purchase Agreement”).

     IN CONSIDERATION of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS.

     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

          (a) “Additional Filing Date” shall mean the date which is twenty-four months after the Closing Date.

          (b) “Additional Registrable Securities” shall mean the shares of Common Stock issued by the Purchaser to the Seller pursuant to Sections 1.7 or 1.8 of the Purchase Agreement, provided that an Additional Registrable Security ceases to be an Additional Registrable Security when (i) it is registered under the Securities Act; (ii) it is sold or transferred in accordance with the requirements of Rule 144 (or similar provisions then in effect) promulgated by the SEC under the Securities Act (“Rule 144”); (iii) it is eligible to be sold or transferred under Rule 144 without holding period or volume limitations; or (iv) it is sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.

          (c) “Common Stock” shall mean the Purchaser’s common stock, $.01 par value per share.

          (d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          (e) “Initial Filing Date” shall mean the 90th day following the Closing Date; provided, however, that if the Purchaser is obligated by any other agreement to which the Purchaser is a party to file by a date that is no more than six months after the end of such 90-day period a registration statement pursuant to the Securities Act by which the Initial Registrable Securities could be registered for resale thereunder, then, if the Purchaser elects to include the Initial Registrable Securities therein, the Initial Filing Date shall be the date the Purchaser is obligated to file such registration statement.

          (f) “Holder” shall mean the (i) Seller; (ii) any Shareholder to whom the Seller transfers in compliance with Section 1.2(b) hereof a portion of the Registrable Securities after the Closing Date; and (iii) any other holder of Registrable Securities to whom the rights conferred by this Agreement have been transferred in compliance with Section 1.2 hereof.

          (g) “Initial Registrable Securities” shall mean the shares of Common Stock issued by the Purchaser to the Seller pursuant to Section 1.6 of the Purchase Agreement, provided that an Initial Registrable Security ceases to be an Initial Registrable Security when (i) it is registered under the Securities Act; (ii) it is sold or transferred in accordance with the requirements of Rule 144 (or similar provisions then in effect); (iii) it is eligible to be sold or transferred under Rule 144 without holding period or volume limitations; or (iv) it is sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.

          (h) “Other Shareholders” shall mean persons who, by virtue of agreements with the Purchaser other than this Agreement, are entitled to include their securities in certain registrations hereunder.

          (i) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable rules and regulations thereunder and the declaration or ordering of the effectiveness of such registration statement.

          (j) “Registrable Securities” shall mean, collectively, the Initial Registrable Securities and the Additional Registrable Securities.

          (k) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Purchaser and one counsel selected to represent the Holders, which counsel shall be reasonably satisfactory to the Purchaser, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include (i) Selling Expenses; (ii) the compensation of regular employees of the Purchaser, which shall be paid in any event by the Purchaser; and (iii) blue sky fees and expenses incurred in connection with the registration or qualification of any Registrable Securities in any state, province or other jurisdiction in a registration pursuant to Section 1.3 hereof to the extent that the Purchaser shall otherwise be making no offers or sales in such state, province or other jurisdiction in connection with such registration.

          (l) “Restricted Securities” shall mean any Registrable Securities required to bear the legend set forth in Section 1.2(c) hereof.

          (m) “Rule 145” shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

          (n) “SEC” shall mean the Securities and Exchange Commission.

          (o) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

     1.2 Restrictions on Transfer.

          (a) Except as otherwise set forth herein, each Holder agrees not to make any disposition or transfer of all or any portion of the Registrable Securities unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) (A) such Holder shall have notified the Purchaser of the proposed disposition and shall have furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Purchaser, such Holder shall have furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will not require registration of such shares under the Securities Act.

          (b) Notwithstanding the provisions of paragraph (a) above, no such registration statement or opinion of counsel shall be necessary for a disposition or transfer (i) by the Seller to any Shareholder in accordance with such Shareholder’s equity interest in the Seller prior to the Closing; provided, however that each such Shareholder has executed this Agreement as of the date hereof; or (ii) by a Holder which is (A) a partnership to its partners in accordance with their partnership interests; (B) a limited liability company to its members in accordance with their member interests; or (C) to the Holder’s family member or a trust for the benefit of an individual Holder or one or more of his family members, provided that the transferee will be subject to the terms of this Section 1.2 to the same extent as if it were an original Holder hereunder.

          (c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

          (d) The Purchaser shall be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Purchaser) reasonably acceptable to the Purchaser to the effect that the securities proposed to be disposed of may lawfully be so disposed of in compliance with the Securities Act without registration, qualification or legend.

          (e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Purchaser of an order of the appropriate blue sky authority authorizing such removal or if the Holder shall request such removal and shall have obtained and delivered to the Purchaser an opinion of counsel reasonably acceptable to the Purchaser to the effect that such legend and/or stop-transfer instructions are no longer required pursuant to applicable state securities laws.

     1.3 Purchaser Registration.

          (a) Filing of Registration Statement. On or prior to the Initial Filing Date, the Purchaser shall prepare and file with the SEC a registration statement under the Securities Act covering the resale of all Initial Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act. On or prior to the Additional Filing Date, the Purchaser shall prepare and file with the SEC a registration statement under the Securities Act covering the resale of all Additional Registrable Securities not already covered by an existing and effective registration for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act.

          (b) Right to Piggyback. If at any time prior to the Additional Filing Date the Purchaser shall determine to register any shares of Common Stock for its own account or for the account of any shareholder of the Purchaser, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, then the Purchaser will:

               (i) promptly give to each Holder written notice thereof, which notice briefly describes the Holders’ rights under this Section 1.3(b) (including notice deadlines); and

               (ii) use its best efforts to include in such registration (and any related filing or qualification under applicable blue sky laws), except as set forth in Section 1.3(d) below, and in any underwriting involved therein, all the Additional Registrable Securities not already covered by an existing and effective registration and specified in a written request or requests, made by any Holder and received by the Purchaser within ten (10) days after the written notice from the Purchaser described in clause (i) above is mailed or delivered by the Purchaser; provided, however, that such Holders shall have requested for inclusion in such registration at least ten percent (10%) of the aggregate number of the Additional Registrable Securities which have been issued or transferred to the Holders prior to the date of such written request and which are not already covered by an existing and effective registration. Such written request may specify all or a part of a Holder’s Additional Registrable Securities.

          (c) Period of Effectiveness. With respect to any registration statement filed pursuant to Sections 1.3(a) or 1.3(b) hereof, the Purchaser shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as soon as possible and shall use its reasonable best efforts to keep such registration continuously effective under the Securities Act until the date which is the earlier of (i) one year after the date the SEC declares such registration statement effective; (ii) such time as all of the Registrable Securities have been publicly sold by the Holders; or (iii) such time as all of the Registrable Securities may be sold pursuant to Rule 144(k).

          (d) Underwriting. If the registration of which the Purchaser gives notice pursuant to Section 1.3(b)(i) is for a registered public offering involving an underwriting, the Purchaser shall so advise the Holders as a part of such written notice. In such event, the right of any Holder to registration pursuant to Section 1.3(b) hereof shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Additional Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Purchaser and the other holders of securities of the Purchaser with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Purchaser. Notwithstanding any other provision of Section 1.3(b) hereof, if the representative of the underwriters advises the Purchaser in writing that marketing factors require a limitation on the number of shares to be underwritten, then the representative may (subject to the limitations set forth below) exclude all Additional Registrable Securities from, or limit the number of Additional Registrable Securities to be included in, the registration and underwriting. The Purchaser shall so advise all Holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Purchaser for securities being sold for its own account and thereafter as set forth in Section 1.10 hereof. If any person does not agree to the terms of any such underwriting, then such person shall be excluded therefrom by written notice from the Purchaser or the underwriter. Any Additional Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Additional Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, then the Purchaser shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.10 hereof.

     1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.3 hereof shall be borne by the Purchaser. All Selling Expenses relating to securities so registered shall be borne by the Holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

     1.5 Registration Procedures. In the case of each registration effected by the Purchaser pursuant to Section 1.3 hereof, the Purchaser will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Purchaser will use its best efforts to:

          (a) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (b) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

          (c) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing; provided, however, the Purchaser shall not be obligated to prepare and furnish any such prospectus supplements or amendments relating to any material nonpublic information at any such time as the Board of Directors of the Purchaser has determined that, for good business reasons, the disclosure of such material nonpublic information at that time is contrary to the best interests of the Purchaser in the circumstances and is not otherwise required under applicable law (including applicable securities laws);

          (d) cause all such Registrable Securities hereunder to be listed on each securities exchange and/or included in any national quotation system on which similar securities issued by the Purchaser are then listed or included;

          (e) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

          (f) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

1.6 Indemnification.

          (a) The Purchaser will indemnify each Holder, each of such Holder’s officers, directors, partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, as applicable, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Purchaser of the Securities Act or any rule or regulation thereunder applicable to the Purchaser or relating to action or inaction required of the Purchaser in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Purchaser will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Purchaser by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld).

          (b) Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Purchaser, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Purchaser’s securities covered by such a registration statement, each person who controls the Purchaser or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Shareholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Purchaser and such Holders, Other Shareholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Purchaser by such Holder and stated to be specifically for use therein; provided, however, (i) that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and (ii) that in no event shall any indemnity under this Section 1.6(b) exceed the gross proceeds from the offering received by such Holder.

          (c) Each party entitled to indemnification under this Section 1.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          (d) If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the conduct, statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Indemnifying Party and the Indemnified Party in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     1.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Purchaser such information regarding such Holder and the distribution proposed by such Holder as the Purchaser may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

     1.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Restricted Securities to the public without registration, the Purchaser agrees to use its best efforts to:

          (a) make and keep adequate public information regarding the Purchaser available as those terms are understood and defined in Rule 144;

          (b) file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act; and

          (c) so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Purchaser as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Purchaser, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

     1.9 Notice to Discontinue; Notice by Holders.

          (a) Notice to Discontinue. Each Holder agrees by acquisition of Registrable Securities that, upon receipt of any notice from the Purchaser of any event of the kind described in Section 1.5(c), the Holder will discontinue disposition of Registrable Securities until the Holder receives copies of the supplemented or amended prospectus contemplated by Section 1.5(c). In addition, if the Purchaser requests, the Holder will deliver to the Purchaser (at the Purchaser’s expense) all copies, other than permanent file copies then in the Holder’s possession, of the prospectus covering the Registrable Securities current at the time of receipt of such notice. If the Purchaser gives any such notice, then the time period mentioned in Section 1.3(c) shall be extended by the number of days elapsing between the date of notice and the date that each Holder who has included Registrable Securities in such registration receives the copies of the supplemented or amended prospectus contemplated in Section 1.5(c).

          (b) Notice by Holders. The Holders for whom any Registrable Securities are registered pursuant to this Agreement shall notify the Purchaser, at any time when a prospectus relating to such registration is required to be delivered under the Securities Act, of the happening of any event, which as to any Holder is (i) to its respective knowledge; (ii) solely within its respective knowledge; and (iii) solely as to matters concerning that Holder, as a result of which the prospectus included in the registration statement, then in effect, contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances then existing, not misleading.

     1.10 Allocation of Registration Opportunities. In any circumstance in which all of the Additional Registrable Securities and other shares of the Purchaser with registration rights (the “Other Shares”) requested to be included in a registration contemplated by Section 1.3(b) cannot be so included as a result of limitations of the aggregate number of shares of Additional Registrable Securities and Other Shares that may be so included, the number of shares of Additional Registrable Securities and Other Shares that may be so included shall be allocated, subject to the registration rights applicable to the Other Shares which shall control in event of a conflict with provisions hereof, among the Holders and Other Shareholders requesting inclusion of shares pro rata on the basis of the number of shares of Additional Registrable Securities and Other Shares held by such Holders and Other Shareholders; provided, however, that such allocation shall not operate to reduce the aggregate number of Additional Registrable Securities and Other Shares to be included in such registration, if any Holder or Other Shareholder does not request inclusion of the maximum number of shares of Additional Registrable Securities and Other Shares allocated to such Holder or Other Shareholder pursuant to the above-described procedure, then the remaining portion of such allocation shall be reallocated among those requesting Holders and Other Shareholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Additional Registrable Securities and Other Shares which would be held by such Holders and Other Shareholders, and this procedure shall be repeated until all of the shares of Additional Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and Other Shareholders have been so allocated.

2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, THE SELLER AND THE SHAREHOLDERS.

     2.1 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Shareholders as follows:

          (a) The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Purchaser, each as amended, or any provision of any material indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Purchaser.

          (b) This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

     2.2 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

          (a) The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Seller, each as amended, or any provision of any material indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Seller.

          (b) This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

          (c) The Seller has been advised that the shares of Common Stock which the Seller receives pursuant to the Purchase Agreement will not be registered with, or reviewed by, the SEC because the offer and sale by the Purchaser of such shares of Common Stock to the Seller is intended to be a non-public offering pursuant to Section 4(2) of the Securities Act and that such shares must be held indefinitely by the Seller unless a subsequent transfer by the Seller is registered under the Securities Act or is exempt from such registration.

          (d) The Seller understands that no securities administrator of any state has made any finding or determination relating to the fairness of the offer or sale of the shares of Common Stock by the Purchaser to the Seller pursuant to the Purchase Agreement, and that no securities administrator of any state has recommended or endorsed, or will recommend or endorse, such offer and sale or transfer.

          (e) The Seller understands that the sale, pledge, hypothecation or transfer of any shares of Common Stock which the Purchaser offers and sells to the Seller pursuant to the Purchase Agreement is subject to the provisions of the Securities Act restricting such sales, pledges, hypothecation or transfers, unless they are registered under the Securities Act and applicable state laws or are exempt from the registration requirements thereof. Legends in substantially the form set forth in Section 1.2(c) hereof shall be placed on all such shares and appropriate notations thereof will be made in the Purchaser’s stock records.

          (f) The Purchaser has made available to the Seller the opportunity to ask questions of, and receive answers from the Purchaser with respect to the activities and operations of the Purchaser, and otherwise to obtain any additional information, to the extent that the Purchaser possesses the information or could acquire it without unreasonable effort or expense, which the Seller deems necessary in order to make its investment decision.

          (g) The Seller acknowledges that no general solicitation or general advertising (including communications published in any newspaper, magazine or other broadcast) has been received by the Seller in connection with any shares of Common Stock which the Purchaser offers and sells to the Seller pursuant to the Purchase Agreement and that no public solicitation or advertisement with respect to any such shares of has been made to the Seller.

     2.3 Representations and Warranties of the Shareholders. Each Shareholder (severally and not jointly) represents and warrants to the Purchaser and the Seller as follows:

          (a) If the Shareholder is not a natural person, the Shareholder represents and warrants that: (i) the execution, delivery and performance of this Agreement by the Shareholder have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the governing documents of the Shareholder, as amended, or any provision of any material indenture, agreement or other instrument to which the Shareholder or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Shareholder; and (ii) this Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

          (b) If the Shareholder is a natural person, the Shareholder represents and warrants that: (i) the execution, delivery and performance of this Agreement by the Shareholder will not violate any provision of law, any order of any court or any agency or government, or any provision of any material indenture or agreement or other instrument to which the Shareholder or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Shareholder; and (ii) this Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

          (c) The Shareholder has been advised that any disposition or transfer pursuant to Section 1.2(b) hereof by the Seller to the Shareholder of any shares of Common Stock which the Seller receives pursuant to the Purchase Agreement will not be registered with, or reviewed by, the SEC because the offer and sale by the Purchaser of such shares of Common Stock to the Seller, and any such subsequent disposition or transfer by the Seller of such shares of Common Stock to the Shareholder, is intended to be a non-public offering pursuant to Section 4(2) of the Securities Act and that such shares must be held indefinitely by the Shareholder unless a subsequent disposition or transfer by the Shareholder is registered under the Securities Act or is exempt from such registration.

          (d) The Shareholder understands that no securities administrator of any state has made any finding or determination relating to the fairness of the offer or sale of the shares of Common Stock by the Purchaser to the Seller pursuant to the Purchase Agreement or the subsequent disposition or transfer pursuant to Section 1.2(b) hereof by the Seller to the Shareholder of any such shares, and that no securities administrator of any state has recommended or endorsed, or will recommend or endorse, such offer and sale or disposition or transfer.

          (e) Any shares of Common Stock which the Purchaser offers and sells to the Seller pursuant to the Purchase Agreement and which are subsequently transferred pursuant to Section 1.2(b) by the Seller to the Shareholder shall be held by the Shareholder for the Shareholder’s own account, for investment purposes only and not with a view to any distribution or resale thereof.

          (f) The Shareholder understands that the sale, pledge, hypothecation or transfer of any shares of Common Stock which the Purchaser offers and sells to the Seller pursuant to the Purchase Agreement and which are subsequently transferred pursuant to Section 1.2(b) by the Seller to the Shareholder is subject to the provisions of the Securities Act restricting such sales, pledges, hypothecation or transfers, unless they are registered under the Securities Act and applicable state laws or are exempt from the registration requirements thereof. Legends in substantially the form set forth in Section 1.2(c) hereof shall be placed on all such shares and appropriate notations thereof will be made in the Purchaser’s stock records.

          (g) The Purchaser has made available to the Shareholder the opportunity to ask questions of, and receive answers from, the Purchaser with respect to the activities and operations of the Purchaser and otherwise to obtain any additional information, to the extent that the Purchaser possesses the information or could acquire it without unreasonable effort or expense, which the Shareholder deems necessary in order to make its investment decision.

          (h) The Shareholder acknowledges that no general solicitation or general advertising (including communications published in any newspaper, magazine or other broadcast) has been received by the Shareholder in connection with any shares of Common Stock which the Purchaser offers and sells to the Seller pursuant to the Purchase Agreement and which are subsequently transferred pursuant to Section 1.2(b) by the Seller to the Shareholder and that no public solicitation or advertisement with respect to the any such shares has been made to the Shareholder.

          (i) The Shareholder has knowledge and experience in business and financial matters sufficient to enable the Shareholder to understand and evaluate the risks of an investment in the Common Stock and to make an investment decision with respect thereto, and the Shareholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

          (j) If any Shareholder is a resident of the State of Florida, such Shareholder acknowledges and understands that, if the Seller transfers any shares of Common Stock which the Purchaser offered and sold to the Seller pursuant to the Purchase Agreement to five or more Shareholders in the State of Florida, then any Shareholder which is a resident of the State of Florida may void such sale either within three (3) days after the first tender of consideration is made by the Seller to the Purchaser, an agent of the Purchaser, or an escrow agent or within three

(3) days after the availability of this privilege communicated to such Shareholder, whichever occurs later.

3. MISCELLANEOUS.

     3.1 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 1 hereof.

     3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     3.3 Entire Agreement; Amendment; Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Purchaser and the Holders of at least fifty-one percent (51%) of the Registrable Securities then outstanding and any such amendment, waiver, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder.

     3.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, as indicated in the stock records of the Purchaser or at such other address as such Holder shall have furnished to the Purchaser in writing, or (b) if to the Purchaser, at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, Attn: Chief Financial Officer, or at such other address as the Purchaser shall have furnished to each Holder in writing, together with a copy to Rogers & Hardin LLP, 2700 International Tower, 229 Peachtree Street, Atlanta, Georgia 30303, Attn: Robert C. Hussle, Esq. All such notices and other written communications shall be effective on the date of mailing or delivery.

     3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Purchaser under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

     3.6 Rights; Severability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     3.7 Information Confidential. Each Holder acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Purchaser has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

     3.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     3.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     3.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia’s choice of law rules and each of the parties hereto hereby consents to personal jurisdiction in any federal or state court in the State of Georgia.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

VERSO TECHNOLOGIES, INC.

By:
Name:
Title:

WSECI, INC.

By:
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

[Signature Page to Registration Rights Agreement]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

SHAREHOLDER:

Printed Name of Shareholder or Name of Entity (if applicable)

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature Page to Registration Rights Agreement]

Exhibit 99.1

SELLER NON-COMPETITION AGREEMENT

     This SELLER NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of February___, 2005 (the “Agreement Date”), by and among JACKSONVILLE TECHNOLOGY ASSOCIATES, INC., a Delaware corporation now known as WSECI, Inc. (the “Seller”), and the shareholders of the Seller signatory hereto (each a “Shareholder” and collectively, the “Shareholders”) on the one hand, and VERSO TECHNOLOGIES, INC., a Minnesota corporation (the “Purchaser”), on the other hand.

RECITALS

     WHEREAS, pursuant to the terms and conditions set forth in that certain Asset Purchase Agreement dated as of February 23, 2005 (the “Asset Purchase Agreement”), by and among the Seller, the Shareholders and the Purchaser, the Purchaser has agreed to purchase certain assets, and assume certain liabilities, of the Seller;

     WHEREAS, the Seller will derive substantial economic value from the consummation of the transactions contemplated by the Asset Purchase Agreement, including, among other things, the receipt of the Purchase Price and the additional Purchaser Shares which may be earned by the Seller pursuant to Sections 1.7 and 1.8 of the Asset Purchase Agreement;

     WHEREAS, the Shareholders will derive substantial economic value from the consummation of the transactions contemplated by the Asset Purchase Agreement, including, among other things, the distribution by the Seller to the Shareholders of the Purchaser Shares the Seller receives pursuant to the Asset Purchase Agreement; and

     WHEREAS, each of the Seller and the Shareholders acknowledges that the execution and delivery of this Agreement is a condition precedent to the Purchaser’s obligation to consummate the transactions contemplated by the Asset Purchase Agreement, and that the Purchaser would not have entered into the Asset Purchase Agreement unless the Seller and the Shareholders agreed to enter into this Agreement;

     NOW, THEREFORE, based on the above premises and in consideration of the mutual promises, covenants, agreements, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Asset Purchase Agreement.

     2. Covenant Not to Compete. Each of the Shareholders and the Seller acknowledges that he, she or it is and will be in possession of Confidential Information concerning the Business, including, but not limited to, information about markets, key personnel, current and prospective customers and other business affairs and methods and other information not readily available to the public; provided, however, that, for purposes of this Agreement, Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of wrongful disclosure by any Shareholder or the Seller, or (b) becomes available to any Shareholder or the Seller, as applicable, from a third party without restriction or breach of this Agreement and, to the knowledge of any Shareholder or the Seller, as applicable, without breach of any other confidentiality obligation owed to the Purchaser. As a means reasonably designed to protect the Confidential Information, from the Agreement Date above until the second anniversary of the Agreement Date, the Seller agrees that it will not, directly or indirectly (including through its Affiliates), within the geographic region of North America and South America, engage in, assist (financially or otherwise), render services to, or perform any activity that is competitive with the Business (the “Protected Activities”). Also as a means reasonably designed to protect the Confidential Information, from the Agreement Date above until the second anniversary of the Agreement Date, each of the Shareholders agrees that he, she or it will not, directly or indirectly (including through his, her or its Affiliates), within the geographic region of North America and South America, engage in, assist (financially or otherwise), render services to, or perform any activity that is competitive with the Business and substantially similar to the services rendered or the activities performed by such Shareholder for the Seller (the “Protected Activities”) in the capacity of a shareholder, officer, director or other management personnel, whether as an employee or an independent contractor. For avoidance of doubt, the Seller’s or any Shareholder’s engaging in any Excluded Business shall not be limited by this paragraph 2. Notwithstanding the foregoing, each of the Shareholders and the Seller may own, directly or indirectly, an aggregate of no more than one percent (1%) of the outstanding stock or other equity interest of or in any publicly traded corporation or other business enterprise that engages in the Protected Activities, provided that such participation therein is solely as a passive investor and does not include any role, as applicable, as director, officer, manager or other service provider.

     3. Non-Interference and Non-Solicitation. From the Agreement Date until the second anniversary of the Agreement Date, neither the Seller nor any Shareholder will, without the prior written consent of the Purchaser, directly, indirectly (including through his, her or its Affiliates) or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity: (a) hire, solicit, encourage the resignation of, or in any other manner seek to engage or employ, any person who, as of the Agreement Date or at any time during the six (6) month period prior thereto, was an employee of the Seller and was engaged in the Business, including (but not limited to) those employees listed on Exhibit A hereto, whether or not for compensation and whether as an officer, employee, consultant, adviser, independent sales representative, vendor, independent contractor or participant (provided, however, that if any such employee is hired by the Purchaser and thereafter terminated by the Purchaser, then the Seller may hire such person), or (b) contact, solicit, service or otherwise have any dealings with any person or entity with whom the Purchaser has a then-current business relationship in connection with the Protected Activities or if such contact, solicitation or other dealings could reasonably be expected to adversely impact the Purchaser’s relationship with such person or entity.

     4. Non-Disclosure. Unless otherwise approved in writing by the Purchaser, each of the Shareholders and the Seller covenants and agrees that he, she or it will not use for any purpose and will keep secret and will not intentionally disclose to anyone other than the Purchaser, wherever located, any and all Confidential Information during the term of this Agreement.

     5. Equitable Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in this Agreement. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of this Agreement or the continuation of any such breach without the necessity of proving actual damages and without posting any bond or other security, and may seek to specifically enforce the terms of this Agreement.

     6. Consideration. Each of the Shareholders and the Seller acknowledges that the consideration for the covenants in Sections 2, 3 and 4 above, consists of substantial economic value as provided under the Asset Purchase Agreement and the Related Agreements. Each of the Shareholders and the Seller also acknowledges that the Purchaser would not consummate the transactions contemplated under the Asset Purchase Agreement and the Related Agreements unless each of the Shareholders and the Seller entered into this Agreement.

     7. Miscellaneous.

          (a) Good Faith; Fair Dealing. The parties hereto agree to act at all times in good faith, to deal fairly with the other party, and not to take any action which will deprive the other party of the benefits of this Agreement.

          (b) Complete Agreement; Modifications. This Agreement and any document referred to herein or executed contemporaneously herewith set forth the entire understanding of the parties relating to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, with respect to the subject matter hereof. Notwithstanding the foregoing, the parties hereto acknowledge and agree that this Agreement has been entered into in connection with the transactions contemplated under the Asset Purchase Agreement and is to be construed consistently therewith. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by the party against which modifications or waiver or amendment or termination is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time or in one instance shall not be considered to be a continuing waiver.

          (c) Representations and Warranties. Each of the Shareholders and the Seller represents and warrants that he, she or it has carefully read this Agreement; that he, she or it executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that he, she or it has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; and that he, she or it is entering into this Agreement of his, her or its own free will. Each of the Shareholders and the Seller expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the Business shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

          (d) Successors and Assigns. Except as provided herein to the contrary, this Agreement will be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. None of the parties hereto may assign any of their rights or obligations under this Agreement without the prior written consent of all other parties hereto, except that this Agreement may be assigned by the Purchaser to any corporation or other business entity that succeeds to all or substantially all of the business of the Purchaser, as applicable, through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets or capital stock of the Purchaser, as applicable. Each of the Shareholders and the Seller agrees in the event of assignment to remain bound by the terms of this Agreement which may be enforced by the Purchaser’s assigns, successors and transferees.

          (e) Third Party Benefits. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

          (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          (g) Venue. The parties hereto agree that any legal proceeding instituted with respect to the matters contemplated by this Agreement shall only be brought in a court with subject matter jurisdiction over the dispute located in Atlanta, Georgia, and the parties hereto hereby submit to jurisdiction in any such court and agree that venue properly lies in any such court.

          (h) Notices. All notices, requests or instructions given in accordance herewith shall be in writing and shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if sent by facsimile, (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent via next-day delivery by Federal Express or other recognized overnight courier. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

     If to any Shareholder, then to the address set forth beneath the signature of such Shareholder hereto.

     If to the Seller, to:

WSECI, Inc.
8160 Baymeadows Way West
Suite 220
Jacksonville, Florida 32256

     with a copy to:

Morse Geller, Esq.
Law Office of Morse Geller
277 Sycamore Street
West Hempstead, New York 11552
Telephone No.: (516) 564-6734
Telecopier No.: (516) 538-7221

     If to any Shareholder, to the address set forth on the signature page hereto signed by such Shareholder.

     If to the Purchaser, to:

Verso Technologies, Inc.
400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339
Attention: Chief Financial Officer
Telephone No.: (678) 589-3500
Fax No.: (678) 589-3572

     with a copy to:

Rogers & Hardin, LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303-1601
Attention: Robert C. Hussle
Telephone: (404) 522-4700
Fax No.: (404) 525-2224

          (i) Attorneys’ Fees. The prevailing party or parties in any legal action commenced to (i) enforce the terms and conditions of this Agreement or (ii) recover damages or any other relief for the breach by any other party or parties of this Agreement shall be entitled to recover such prevailing party or parties’ reasonable attorneys’ fees, including expenses of such attorneys, from the non-prevailing party or parties in any such legal action.

          (j) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

          (k) Construction. Throughout this Agreement, as the context may require, (i) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (ii) the singular tense and number includes the plural, and the plural tense and number includes the singular; (iii) the past tense includes the present, and the present tense includes the past; (iv) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (v) periods of days, weeks or months mean calendar days, weeks or months.

          (l) Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect. Further, if the period of time, the extent of the geographic area or the scope of the prescribed activities covered by this Agreement should be deemed unenforceable, then this Agreement shall be construed to cover the maximum period of time, geographic area and scope of prescribed activities (not to exceed the maximum time, geographic area or scope set forth herein) as may be valid under applicable law. The parties specifically intend that any court determining the extent of the enforceability of this Agreement shall, if it determines that this Agreement is not fully enforceable in accordance with its terms, modify the period of time, geographic area or scope of prescribed activities provided for herein to the minimum extent necessary such that the provisions hereof as so modified are enforceable.

          (m) Counterparts. This Agreement may be executed manually or by facsimile in two or more counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party delivering this Agreement by facsimile shall as soon as practicable thereafter deliver to the other party a manually signed copy of this Agreement.

[Signature pages follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties or by the duly authorized officers of the parties hereto as of the date first above written.

WSECI, INC.

By:
Name:
Title:

VERSO TECHNOLOGIES, INC.

By:
Name:
Title:

[SIGNATURES CONTINUED ON FOLLOWING PAGES]

[Signature Page to Seller Non-Competition Agreement]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties or by the duly authorized officers of the parties hereto as of the date first above written.

SHAREHOLDER:

Printed Name of Shareholder or Name of Entity (if applicable)

Signature of Shareholder or Authorized Representative of Shareholder

Printed Name of Authorized Representative of Shareholder (if applicable)

Title of Authorized Representative of Shareholder (if applicable)

Address of Shareholder:

[Signature page to Seller Non-Competition Agreement]

Exhibit A

Employees

Name

Eyal Wiransky Jack Ziros Kelly Collins Allen Draa David Pitts Jeffery Augusta Arthur Providakes Manan Mehra Miguel Blaco

Exhibit 99.2

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Bill of Sale, Assignment and Assumption Agreement (“Bill of Sale, Assignment and Assumption Agreement”) is being entered into as of February ___, 2005, by and between Verso Technologies, Inc., a Minnesota corporation (the “Purchaser”) and Jacksonville Technology Associates, Inc., a Delaware corporation now known as WSECI, Inc. (the “Seller”). The Seller and the Purchaser are referred to collectively in this Bill of Sale, Assignment and Assumption Agreement as the “Parties.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Asset Purchase Agreement (as defined below).

RECITALS

     The Parties, along with the Shareholders, have entered into an Asset Purchase Agreement dated as of February 23, 2005 (the “Asset Purchase Agreement”) which provides for the purchase by the Purchaser of the Purchased Assets from the Seller and for certain related transactions.

     This Bill of Sale, Assignment and Assumption Agreement is being entered into pursuant to Sections 6.2(h) and 6.3(d) of the Asset Purchase Agreement.

AGREEMENT

     Now, therefore, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Bill of Sale, Assignment and Assumption Agreement, intending to be legally bound, agree as follows:

1. Sale and Assignment.

     (a) Subject to the terms of the Asset Purchase Agreement, the Seller does hereby sell, transfer, convey and assign to the Purchaser all of the Seller’s right, title and interest as of the Closing Date in and to the Purchased Assets.

     (b) The Purchaser hereby accepts the transfer, assignment and conveyance of the Assumed Contracts and agrees from and after the date hereof to perform the obligations of the Seller under the Assumed Contracts.

2. Assumption of Liabilities. The Purchaser hereby assumes, and agrees to cause to be timely discharged, duly paid and duly satisfied, each of the Purchased Liabilities.

3. No additional rights, obligations or limitation of remedies. Nothing contained in this Bill of Sale, Assignment and Assumption Agreement is intended to provide any rights to the Purchaser or the Seller beyond those rights expressly provided to such Party in the Asset Purchase Agreement. Nothing contained in this Bill of Sale, Assignment and Assumption Agreement is intended to impose any obligations or liabilities on the Purchaser or the Seller beyond those obligations and liabilities imposed on such Party in the Asset Purchase Agreement.

Nothing contained in this Bill of Sale, Assignment and Assumption Agreement is intended to limit or restrict in any manner any of the rights or remedies available to the Purchaser or the Seller under the Asset Purchase Agreement.

4. Further Assurances.

     (a) It is the intent of the parties that all of the Seller’s right, title and interest in and to each of the Purchased Assets be transferred, assigned and conveyed to the Purchaser as set forth above. Each Party will, to the extent reasonably requested by the other Party and at such other Party’s sole expense, execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing the intent of this Bill of Sale, Assignment and Assumption Agreement.

     (b) Each Party will use commercially reasonable efforts to effect the assignment of all non-U.S. patents, patent applications, trademarks and trademark applications (if any) comprising the Purchased Assets pursuant to this Bill of Sale, Assignment and Assumption Agreement and the Asset Purchase Agreement.

5. Miscellaneous Provisions.

     (a) Governing Law. This Bill of Sale, Assignment and Assumption Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Georgia (without giving effect to principles of conflicts of law).

     (b) Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be delivered in accordance with Section 8.2 of the Asset Purchase Agreement.

     (c) Assignment. The Purchaser may not delegate any of its obligations under this Bill of Sale, Assignment and Assumption Agreement to any other Person except a wholly-owned Subsidiary of the Purchaser without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser may delegate any or all of its obligations under this Bill of Sale, Assignment and Assumption Agreement to any other Person without the consent of the Seller if such delegation occurs in connection with or by way of merger or sale of all or substantially all of the Purchaser’s assets.

     (d) Severability. In the event that any provision of this Bill of Sale, Assignment and Assumption Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Bill of Sale, Assignment and Assumption Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

2

     (e) Entire Agreement. This Bill of Sale, Assignment and Assumption Agreement, the Asset Purchase Agreement, the Registration Rights Agreement and the Seller Non-Competition Agreement, together set forth the entire understanding of the Parties, and supersede all other agreements and understandings between the Parties, relating to the subject matter hereof and thereof.

     (f) Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Bill of Sale, Assignment and Assumption Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Bill of Sale, Assignment and Assumption Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (g) Amendments. This Bill of Sale, Assignment and Assumption Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

     (h) Counterparts. This Bill of Sale, Assignment and Assumption Agreement may be executed in one or more counterparts, and delivered by facsimile, each of which counterpart will constitute an original and all of which, when taken together, will constitute one agreement.

     (i) Interpretation of Agreement.

          (i) Each Party acknowledges that it has participated in the drafting of this Bill of Sale, Assignment and Assumption Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Bill of Sale, Assignment and Assumption Agreement.

          (ii) Whenever required by the context hereof, the singular number will include the plural, and vice versa.

          (iii) As used in this Bill of Sale, Assignment and Assumption Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words “without limitation.”

          (iv) Unless the context otherwise requires, references in this Bill of Sale, Assignment and Assumption Agreement to “Sections” are intended to refer to Sections of this Bill of Sale, Assignment and Assumption Agreement.

          (v) The bold-faced headings contained in this Bill of Sale, Assignment and Assumption Agreement are for convenience of reference only, will not be deemed to be a part of this Bill of Sale, Assignment and Assumption Agreement and will not be referred to in connection with the construction or interpretation of this Bill of Sale, Assignment and Assumption Agreement.

3

     In Witness Whereof, the Parties have caused this Bill of Sale, Assignment and Assumption Agreement to be executed as of the date first written above.

Verso Technologies, Inc.

By:
Name:
Title:

WSECI, INC.

By:
Name:
Title: